UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NV ENERGY, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 27, 2012

To Our Stockholders:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2012 Annual Meeting of the Stockholders of NV Energy, Inc. The Annual Meeting will be held on Thursday, May 10, 2012, at 8:00 a.m. (Pacific Time) at the NV Energy Reno office. The office is located at 6100 Neil Road, Reno, Nevada. A map of the Annual Meeting location is included in our proxy materials.

The matters to be acted upon at the meeting are described in our proxy materials, which are being furnished to our stockholders over the Internet. In addition, we will discuss the Company’s 2011 financial results. During the meeting, you and other stockholders will have the opportunity to ask questions and comment on the Company’s operations. Our directors and officers also will be available to visit with you before and after the formal meeting.

Your views and opinions are very important to the Company. Whether or not you are able to attend the Annual Meeting, we encourage you to review our Annual Report and the proxy materials, and to vote your shares. You may vote in person or by proxy at the meeting, or by Internet, telephone or mail.

We greatly appreciate the interest expressed by our stockholders. We are pleased that in the past so many of you have voted your shares, and we hope that you will do so again this year. We urge you to execute and return your proxy as soon as possible.

Sincerely,

Michael W. Yackira

President and Chief Executive Officer

NV Energy, Inc.

NV ENERGY, INC.

6226 W. Sahara Avenue

Las Vegas, Nevada 89146

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 10, 2012

The 2012 Annual Meeting of the stockholders of NV Energy, Inc. (the “Annual Meeting”) will be held at 8:00 a.m. (Pacific Time) on Thursday, May 10, 2012, at the offices of NV Energy, 6100 Neil Road, Reno, Nevada, for the following purposes:

1.	To elect as director 10 nominees named in the proxy statement to serve one-year terms, and until their successors are elected and qualified.
2.	To approve our executive compensation on an advisory basis.
3.	To approve the amendment and restatement of our Non-Employee Director Stock Plan.
4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2012 fiscal year.
5.	To take action on such other business as may properly come before the meeting, and any adjournments or postponements thereof.

Stockholders of record of NV Energy common stock at the close of business on March 19, 2012, will be entitled to vote at the meeting, and any adjournments thereof.

We are using the Internet as the primary means of furnishing proxy materials to our stockholders. You may read, print and download our annual report for fiscal year 2011 (the “Annual Report”) and proxy materials at the investor section of our website at www.nvenergy.com.

Beginning March 29, 2012, we will send a notice card by mail with instructions on how to use the Internet to access our proxy materials and Annual Report, and how to vote online. The notice card further explains how to request a paper copy of the proxy materials and the Annual Report, if desired. Alternatively, if you have selected this as a preference in the past, you may have received these materials via e-mail. Your e-mail contains links to our proxy materials and Annual Report, and instructions on how to vote online.

You are cordially invited to attend the Annual Meeting in person. Whether you plan to attend the meeting or not, please read the accompanying proxy statement and then vote your shares as early as possible. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

On behalf of the Board of Directors

Paul J. Kaleta

Corporate Secretary

NV Energy, Inc.

March 27, 2012

NV ENERGY, INC.

6226 W. Sahara Avenue

Las Vegas, NV 89146

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL

This proxy statement pertains to the 2012 annual meeting of stockholders of NV Energy, Inc. (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 10, 2012, at 8:00 a.m. (Pacific Time) at the NV Energy office located at 6100 Neil Road, Reno, Nevada.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of NV Energy, Inc. (the “Company,” “NVE” or “NV Energy”) for use at the Annual Meeting and any adjournment thereof. Stockholders of record at the close of business on March 19, 2012 (the “Record Date”) are entitled to vote at the Annual Meeting, either in person or by proxy. The number of outstanding shares of our common stock entitled to vote at the Annual Meeting is 235,999,750.

We make our proxy materials and our annual report to stockholders for 2011 available on the Internet as our primary distribution method. Most stockholders are mailed only a Notice of Internet Availability of Proxy Materials. The notice explains how to access our proxy materials and annual report on the Internet at www.ProxyVote.com. We expect to mail the notice on March 29, 2012.

At the Annual Meeting, stockholders of record will vote on the proposals noted below. You may vote by telephone, by mail, or via the Internet at www.ProxyVote.com before 11:59 p.m. (Eastern Time) on May 9, 2012, or in person at the meeting.

The Board recommends that you vote for each of the director nominees in Proposal 1, and in favor of Proposals 2, 3 and 4.

Proposal		Board Recommendation	Voting Required for Approval	Page Reference
1	To elect as director 10 nominees named in the proxy statement to serve one-year terms and until their successors are elected and qualified	FOR	A majority of the votes cast with respect to each nominee	2
2	To approve our executive compensation on an advisory basis	FOR	A majority of the votes cast with respect to the proposal	9
3	To approve amendment and restatement of our Non-Employee Director Stock Plan	FOR	A majority of the votes cast with respect to the proposal	11
4	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012	FOR	A majority of the votes cast with respect to the proposal	13

If you return your proxy with instructions and do not revoke it, the proxy will be voted in accordance with your instructions. If you return your proxy and leave a voting instruction blank, the matter will be voted in accordance with the Board’s recommendation, except for situations involving “broker non-votes” as described later in this proxy statement under “Voting Matters.”

If you have any questions about the Annual Meeting, our proxy materials, our annual report or your ownership of our common stock, please see “Other Annual Meeting Information” later in this proxy statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board consists of ten directors. If elected, each of our director nominees will serve until the 2013 annual meeting and until a successor has been elected and qualified. Each nominee has consented to serve, if elected. If any nominee becomes unavailable for election or service, the persons named on the proxy card as proxies may vote for another nominee selected by the Board, or the Board may reduce the number of directors.

The Company’s bylaws contain a majority voting standard for uncontested elections of directors. Under our bylaws, an “uncontested” election is an election in which the number of nominees for director is not greater than the number to be elected. In an uncontested election, a nominee must be elected by a majority of the votes cast, in person or by proxy, regarding the election of that nominee. A “majority” means that the number of votes cast “FOR” a nominee’s election exceeds the number of shares voted “AGAINST” that nominee’s election. We will not count as either “FOR” or “AGAINST” any shares that are voted as abstentions, nor will we take into account broker non-votes. If an incumbent director is not re-elected in an uncontested election, the director must submit an offer to resign. The Board will then consider the criteria set forth in our bylaws and will act on the offer within 120 days following certification of the stockholder vote. We will publicly disclose the Board’s decision and, if the resignation is not accepted, the reasons for that decision.

In a contested election, which occurs when the number of nominees for director exceeds the number to be elected, directors will be elected by a plurality of the votes represented at the meeting. A “plurality” means that the open seats on the Board will be filled by the nominees who received the most affirmative votes, regardless of whether those nominees received a majority of votes cast with respect to their election.

At our 2012 Annual Meeting, the election of directors is considered to be uncontested because we have not been notified of any other nominees as required by our bylaws. To be elected, each nominee must receive a majority of votes cast with respect to that nominee.

Nominees for Director

As discussed in greater detail in the “Corporate Governance Matters” section of this proxy statement, beginning on page 4:

•	each nominee, except our chief executive officer, Michael W. Yackira, is “independent” under the New York Stock Exchange (“NYSE”) listing standards;

•	each nominee attended at least 75% of the aggregate of all Board meetings and all meetings of committees on which he or she served during 2011; and

•	each nominee is in compliance with our director stock ownership guidelines.

Joseph B. Anderson, Jr., 69, is chairman and chief executive officer of TAG Holdings, LLC, a holding company for manufacturing and service-based enterprises. He has held these positions since 2002. He also serves as a director of Meritor, Inc., Quaker Chemical Corporation, Rite Aid Corporation and Valassis Communications, Inc. Mr. Anderson is chairman of the Manufacturing Council of the U.S. Department of Commerce. He has been a director of NV Energy since 2005, and currently chairs our Compensation Committee.

The Board believes Mr. Anderson should serve as a director because of his global business and financial expertise, business acumen, and experience gained over many years as an executive officer and director of public and private companies, in addition to his demonstrated leadership experience on diversity matters.

Glenn C. Christenson, 62, has been managing director of Velstand Investments, LLC, a private investment management company, since 2004. He retired in 2007 as executive vice president and chief financial officer of Station Casinos, Inc., a gaming entertainment company, after 17 years with the company. Prior to that, Mr. Christenson was a partner of the firm now known as Deloitte & Touche LLP for 17 years. He served as a director of First American Financial Corporation from 2008 until 2011, and as director of Tropicana Entertainment, Inc., during 2010. Mr. Christenson is a Certified Public Accountant. He has been a director of NV Energy since 2007, and currently chairs our Audit Committee.

The Board believes Mr. Christenson should serve as a director because of his financial and risk management expertise, and his years of experience as the chief financial officer of a public company, together with his prior experience as an audit partner of Deloitte & Touche LLP.

Susan F. Clark, 63, is an attorney and shareholder of Radey Thomas Yon & Clark, P.A., a Florida-based law firm specialized in energy and telecommunications law and utility regulation. She has held this position since 2003. She served as a commissioner of the Florida Public Service Commission for nine years until 2000, as a director of the National Association of Regulatory Utility Commissioners for three years until 2000, and as a director of the Electric Power Research Institute for four years until 2006. She has been a director of NV Energy since 2008.

The Board believes Ms. Clark should serve as a director because of her experience as a public utility regulator, her deep industry knowledge and her extensive background as a lawyer focusing on utility-related issues.

Stephen E. Frank, 70, retired in 2002 as chairman, president and chief executive officer of Southern California Edison, a regulated investor-owned utility. He also serves as a director of Northrop Grumman Corp. In the past, he served as a director of various publicly-traded utility companies, including Edison International (1995 to 2002), FPL Group, Inc. (now known as NextEra) (1990 to 1995), Puget Energy, Inc. (2004 to 2008) and Washington Mutual, Inc. (1997 to March 2012). Mr. Frank was honored as an outstanding director by Outstanding Directors Exchange in 2008. He has been a director of NV Energy since 2009.

The Board believes Mr. Frank should serve as a director because of his extensive experience as an officer and director of public utilities in the Western U.S. and elsewhere, and his service on the boards of other public companies with nationwide scope, together with his financial and risk management expertise.

Brian J. Kennedy, 68, is president and chief executive officer of Argonaut LLC, a private equity group. He has served in that role since 2007. Prior to that, Mr. Kennedy was president and chief executive officer of Meridian Gold, Inc., from 1996 to 2006, and a director of the company from 2006 to 2007. He has been a director of NV Energy since 2007.

The Board believes Mr. Kennedy should serve as a director because of his financial expertise, business acumen, knowledge and experience gained over many years as an executive officer and director of publicly-traded companies, together with his Nevada business and customer experience.

Maureen T. Mullarkey, 52, has been a member of Blue Heron Investments, LLC, a private investment firm, since 2011. She retired in 2007 as executive vice president and chief financial officer of International Game Technology, a supplier of gaming equipment and technology, after 19 years with the company. Ms. Mullarkey currently serves as a director of Renown Health, a not-for-profit integrated health network based in Reno, Nevada, and previously served as an Entrepreneur in Residence with The Nevada Institute for Renewable Energy Commercialization from 2009 until 2011. She has been a director of NV Energy since 2008.

The Board believes Ms. Mullarkey should serve as a director because of her years of experience as the chief financial officer of a public company and her Nevada business experience, together with her renewable energy-related experience.

John F. O’Reilly, 66, is an attorney and member of the O’Reilly Law Group LLC, a Nevada-based law firm, with which he has practiced since 1999. Mr. O’Reilly served as a director of Herbst Gaming, Inc., from 2004 to 2010. His past experience includes auditing and tax accounting at the firm now known as Ernst & Young. He has been a director of NV Energy since 1999, and currently chairs our Finance Committee.

The Board believes Mr. O’Reilly should serve as a director because of his diverse and extensive experience as an auditor, businessman and attorney, and his knowledge of the utility regulatory process and the State of Nevada.

Philip G. Satre, 62, retired in 2005 as chairman of Harrah’s Entertainment, Inc., a gaming entertainment company, having previously served as its chief executive officer from 1994 to 2003. He currently serves as a director of International Game Technology and Nordstrom, Inc., and also served as a director of Rite Aid Corporation from 2005 until 2011. Mr. Satre was honored as an outstanding director by Outstanding Directors Exchange in 2010. He has been a director of NV Energy since 2005, and our non-executive chairman since 2008.

The Board believes Mr. Satre should serve as a director because of his nationwide business and financial expertise, business acumen, and experience gained over many years as an executive officer, chairman and director of public companies, in addition to his Nevada business experience.

Donald D. Snyder, 64, has been dean of the University of Nevada, Las Vegas, Harrah College of Hotel Administration, since 2010. Mr. Snyder retired in 2005 after more than eight years as president and director of Boyd Gaming Corporation. He currently serves as a director of Tutor Perini Corporation and Western Alliance Bancorporation. Mr. Snyder has been a director of NV Energy since 2005, and currently chairs our Nominating and Governance Committee.

The Board believes Mr. Snyder should serve as a director because of his financial and banking expertise and business acumen, his broad experience gained over many years as an executive officer and director of banks and public companies, and his Nevada business experience.

Michael W. Yackira, 60, is our chief executive officer. Mr. Yackira joined NV Energy in 2003 and served as chief financial officer, chief operating officer and president before being named chief executive officer in 2007. He formerly served as chief financial officer of FPL Group, Inc. (now known as NextEra) from 1995 to 1998, and as president of FPL Energy LLC from 1998 to 2000. Mr. Yackira is a Certified Public Accountant. He has been a director of NV Energy since 2007.

The Board believes Mr. Yackira should serve as a director because of his knowledge of the Company as its chief executive officer, as well as his many years of accounting, operations, renewable energy, finance and regulatory experience in the utility industry.

Certain Legal Proceedings

Mr. Yackira was a vice president and chief financial officer of MARS Music, Inc., a retail music store chain, from February 2001 to June 2002. The company filed for bankruptcy protection in the U.S. Bankruptcy Court for the Southern District of Florida in September 2002, with a final decree entered in 2005.

Our Board recommends that you vote “FOR” the election of each nominee listed in this Proposal. Proxies will be voted “FOR” each nominee unless you have otherwise specified in the proxy.

CORPORATE GOVERNANCE MATTERS

Leadership Structure

In 2007, our Board separated the roles of chief executive officer and chairman of the board in recognition of the differing responsibilities of those positions. The non-executive chairman sets the final agenda for and presides at meetings of the Board as it sets the strategic direction for the Company, while the chief executive officer is responsible for performance of the Company in executing its business strategy and for day-to-day leadership. The Board believes this structure creates a balance in leadership and accountability, and generally enhances the independence of the Board.

Under our Governance Guidelines, the non-executive chair of the Board serves for a three-year term, subject to annual review and ratification. Philip G. Satre currently is chairman of our Board.

Board Structure and Composition

Effective with the 2012 Annual Meeting, our Board will be fully declassified with the result that all directors are standing for election in the same year and are nominated to serve one-year terms. This is the culmination of the declassification begun in 2010.

In early 2011, the Nominating and Governance Committee reviewed the composition of the Board following Theodore J. Day’s retirement as director. The committee recommended that the size of the Board be reduced to ten directors, and the Board accepted this recommendation.

Director Qualifications and Diversity

The Board, acting through the Nominating and Governance Committee, is responsible for assembling for stockholder consideration a group of nominees collectively having the experience, qualifications, attributes, and skills appropriate for functioning effectively as a board of directors. The committee regularly reviews the composition of the Board in light of the Board’s size, the Company’s changing requirements, the Board’s assessment of its performance, and the input of stockholders and other key constituencies.

Although the Board has not established a formal policy or absolute prerequisites for directors, in selecting nominees the Nominating and Governance Committee looks for certain characteristics such as integrity, strong professional reputation and record of achievement, constructive and collegial personal attributes, race and gender diversity, and the ability and commitment to devote sufficient time and energy to board service. The committee also seeks a balanced mix of local experience, which we believe is especially important for a utility, and national public company or industry experience.

In addition, the Nominating and Governance Committee seeks to include on the Board a complementary mix of individuals with diverse backgrounds and qualities that reflect the broad set of challenges that the Board confronts. These backgrounds and qualities may include, among others, industry experience, technical experience, regulatory experience, risk management experience, knowledge of the Company’s customers and communities, and relevant leadership experience. The committee further takes into account the financial literacy and expertise requirements set forth in applicable stock exchange and Securities and Exchange Commission (“SEC”) rules. At least one, and preferably several, members of the Audit Committee and the Board are to meet the criteria for an “Audit Committee Financial Expert” as defined by SEC rules.

The Nominating and Governance Committee also considers candidates suggested by stockholders. To be considered, suggestions must be submitted in writing to the committee in care of the Corporate Secretary, NV Energy, Inc., P.O. Box 98910, Las Vegas, NV 89151. The Corporate Secretary will submit any such suggestion to the Nominating and Governance Committee before the committee recommends to the Board nominees for the next annual meeting of stockholders.

Director Independence

Under our Governance Guidelines, a majority of our directors must qualify as “independent” directors in accordance with applicable SEC and NYSE rules. The Board has determined that all of our directors are independent, except our chief executive officer, Mr. Yackira. In addition, the Board determined that Mr. Theodore J. Day, who served as a director until his retirement in February 2011, was also independent. There are no family relationships among our directors, and no director serves as a director, officer or employee of a competitor of the Company.

Director Stock Ownership Guidelines

In 2010, our director stock ownership guidelines were increased to require that directors maintain ownership of shares of our common stock with an aggregate market value at least five times the maximum cash portion of the annual director retainer. For 2011, the maximum cash portion of the annual director retainer was $60,000. At December 31, 2011, all directors were in compliance with our stock ownership guidelines.

Directors’ Role in Risk Oversight

Management assesses and reports quarterly to the Audit Committee regarding the risk factors and forward-looking statements contained in the Company’s SEC filings. Our chief risk officer also regularly reports to the Board on the Company’s enterprise risk management activities.

To further establish a framework for risk oversight, pursuant to Board policy the Company has formed the Enterprise Risk Oversight Committee. This committee is comprised of six senior officers and our chief accounting officer and is responsible for ensuring that adequate risk assessment and control policies and procedures are in place and followed. The committee reports quarterly to the Audit Committee.

In addition, the Company’s internal audit group conducts an annual risk assessment and prepares an audit plan that is updated throughout the year with changes approved by the Audit Committee. Finally, the Board receives reports directly from management regarding various strategic, financial and operational risks facing the Company.

We believe this approach to risk oversight ensures that the subject of risk management receives regular attention at the Audit Committee level, while providing the full Board with appropriate opportunities to consider the significant risks facing the Company, and efforts to address those risks.

Stockholder Communications

The Board will give appropriate attention to written communications from stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the chair of the Nominating and Governance Committee will be primarily responsible for monitoring communications from stockholders. Communications or summaries of communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chair considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders and other interested parties may communicate directly with the Company’s non-management directors as a group, or with any individual director, by addressing such communications to the desired recipients and sending it in care of the Corporate Secretary, NV Energy, Inc., P.O. Box 98910, Las Vegas, NV 89151, and marking such communications as “confidential.”

Other Governance Practices and Responsiveness to Stockholders

At the direction of our Board, we took several actions in 2011 in response to stockholder votes at our 2011 annual meeting:

•	we amended our bylaws to provide that stockholders holding 15% or more of our common stock may call a special meeting of stockholders;

•	we amended our bylaws to adopt a majority voting standard for uncontested elections of directors; and

•	we adopted annual “say-on-pay” votes as our policy until the next stockholder vote on frequency in 2017.

In addition, in December 2011, our Corporate Secretary requested to meet and met with representatives of seven of our largest institutional shareholders to discuss our policies and practices in areas such as performance-based pay, stock ownership guidelines for directors and executives, and general corporate governance. The investors generally provided positive feedback and recommended no significant changes in our compensation or governance policies or practices.

Code of Ethics

Our Board has adopted a code of conduct, called “The Power of Integrity,” which applies to all of our employees, including our executive officers, as well as to our directors. We have an additional code of ethics that specifically applies to our chief executive, financial and accounting officers. Both codes may be viewed on our website at www.nvenergy.com.

BOARD OF DIRECTORS AND COMMITTEE MATTERS

Board Committees

The Board has established four standing committees – the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Governance Committee. Each standing committee has a written charter, which is posted on the Company’s website at www.nvenergy.com. These charters, as well as the membership and structure of the committees, satisfy all applicable requirements of the SEC and NYSE.

Board and Committee Meetings

In 2011, the Board held six meetings, the Audit Committee held five meetings, the Compensation Committee held five meetings, the Finance Committee held five meetings, and the Nominating and Governance Committee held four meetings. Each director attended at least 75% of the aggregate of all Board meetings and all meetings of committees on which he or she served.

In 2011, the independent directors held regularly scheduled executive sessions without management present and, in addition, met in executive session from time to time during Board meetings. Our non-executive chairman presided over these sessions.

It is the Company’s policy for all directors to attend annual stockholder meetings. In 2011, all 10 directors attended the annual meeting.

Committee Membership

Our directors served on the following committees in 2011:

Director	Audit Committee	Compensation Committee	Finance Committee	Nominating and Governance Committee
Mr. Anderson		Chair		X
Mr. Christenson	Chair	X
Ms. Clark		X	X
Mr. Frank	X	X
Mr. Kennedy	X			X
Ms. Mullarkey	X		X
Mr. O’Reilly	X		Chair
Mr. Satre			X	X
Mr. Snyder		X		Chair
Mr. Yackira			X

In addition, prior to Mr. Day’s retirement as director effective February 3, 2011, he served on the Compensation and Nominating and Governance Committees, and Ms. Clark served on the Audit Committee.

Audit Committee

The Audit Committee is comprised of five directors, all of whom our Board has determined are independent under the NYSE listing standards and applicable SEC rules. Our Board has further determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by applicable SEC rules, and is “financially literate” and has “accounting and related financial management expertise” within the meaning of the NYSE listing standards.

Our Audit Committee’s primary duties are described in detail in its charter and are directed toward assisting the Board in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements and related disclosures;

•	our compliance with legal and regulatory requirements that may have a material impact on our financial statements;

•	the qualifications and independence of our independent auditor;

•	the performance of our independent auditor and our internal auditing department; and

•	risk oversight.

The Audit Committee also is responsible for preparing the report that is set forth below and for the appointment, compensation, retention and oversight of our independent auditor.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2011 with NV Energy’s management and has also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence, and has discussed with the independent accountants their independence from our Company and our subsidiaries.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in NV Energy’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Glenn C. Christenson, Chair

Stephen E. Frank

Brian J. Kennedy

Maureen T. Mullarkey

John F. O’Reilly

Compensation Committee

The Compensation Committee is comprised of five directors, all of whom our Board has determined (i) are independent under the NYSE listing standards, (ii) meet the definition of “non-employee director” in the SEC rules promulgated under section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and (iii) meet the definition of “outside director” for purposes of section 162(m) of the Internal Revenue Code of 1986, as amended.

Our Compensation Committee’s primary duties are described in detail in its charter and most importantly are directed toward oversight of:

•	the chief executive officer’s performance and compensation;

•	the compensation of other senior officers;

•	our compensation and benefit plans, in general;

•	our non-employee director compensation; and

•	the executive compensation disclosures in our proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2011, no Compensation Committee member was an officer or employee of NV Energy, was a former officer or employee of NV Energy, or had any relationships with NV Energy that require disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers served as a director or member of the compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Finance Committee

The Finance Committee is comprised of five directors. Its primary duties are to review and recommend to the Board action on budget, financing, insurance, dividend, and real estate matters.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of four directors, all of whom our Board has determined are independent under the NYSE listing standards and applicable SEC rules. Its primary duties are to ensure that we have effective corporate governance policies and practices, and an effective board of directors. The Committee’s specific duties are described in detail in its charter and include, most prominently, oversight of:

•	the size, composition, qualifications, membership and performance of our Board and its committees;

•	chief executive officer and executive management elections and succession;

•	our corporate governance structure, guidelines, policies and practices;

•	related party transactions and ethics and compliance matters; and

•	our sustainability report.

Review, Approval or Ratification of Transactions with Related Parties

Our Nominating and Governance Committee is responsible for implementing our Policy and Procedure Governing Related Party Transactions, as adopted by the Board. This written policy provides that the committee will review any contemplated transaction, arrangement or relationship with the Company or its subsidiaries where (1) any of the following has a material interest: a director, director nominee, executive officer, 5% stockholder, or any of their immediate family members, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% beneficial ownership interest (each, a “Related Party”), and (2) the aggregate amount involved exceeds $50,000 in any calendar year. The committee or its chair, to whom authority has been delegated under certain circumstances, will review the transaction and may approve only those transactions it finds to be in the best interests of the Company and its stockholders, or not inconsistent therewith. Factors to be considered include:

•	the extent of the Related Party’s interest in the transaction;

•	the benefits to the Company;

•	the availability of other sources of comparable products or services;

•	whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances;

•	the aggregate value of the transaction; and

•	the effect on a director’s independence.

The policy further provides that certain transactions are deemed pre-approved. Generally, those transactions fall within categories that would not require disclosure as a related party transaction under applicable SEC rules. In 2011, there were no transactions for which the policy was not followed.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC rules and the results of voting at our 2011 annual meeting, our stockholders annually will vote on an advisory basis whether to endorse our executive compensation program. Because the vote is advisory it will not be binding on our Board, but will be considered by the Board when establishing future compensation arrangements.

At our 2011 annual meeting, of the shares voting or abstaining on our “say-on-pay” proposal, 97.9% were voted in favor, 1.9% were voted against and 0.2% abstained from voting. We considered this as evidence of broad-based support for our compensation program and decisions as described in the 2011 proxy statement, and as grounds for maintaining a similar approach for 2012.

As discussed in the Compensation Discussion and Analysis beginning on page 14 of this proxy statement, we believe our executive compensation program reflects a pay-for-performance philosophy that is strongly aligned with the interests of our stockholders and our customers. We use incentive compensation plans that reward success in achieving the Company’s financial, customer service, and operational objectives, while encouraging prudent risk management and long-term sustainable growth in stockholder value. We believe that the pay-for-performance philosophy as embodied in our compensation practices has contributed to the Company’s success.

Further points to consider on this proposal include:

•

Our executive compensation program is heavily weighted toward incentive pay that is dependent on achieving corporate goals. The majority of each executive officer’s compensation depends on the Company achieving successful results over one-year and three-year periods and, as such, is “at-risk” of being reduced if the Company does not perform well.

•

We ranked in the 88th percentile for total shareholder return relative to industry peers as reflected in the S&P Super Composite Electric Utility Index for the three-year performance period ended December 31, 2011. To correspond with this successful performance, our Named Executive Officers earned 150% of their target Performance Units granted in 2009 under the Long-Term Incentive Plan (“LTIP”).

•

For the same three-year performance period, our annual corporate performance goal payout under the Short-Term Incentive Plan (“STIP”) averaged 104%, indicating that annual corporate performance goals established by the Board were met and exceeded, on average. As a result, our Named Executive Officers earned 104% of their target Performance Shares granted in 2009 under the LTIP.

•

For 2011, we achieved an overall corporate performance goal score of 2.6 out of 4.0, indicating that, on average, results exceeded our target levels in the areas of financial performance, customer performance, and operational performance. Our Named Executive Officers accordingly earned from 113% to 123% of their 2011 target opportunity under the STIP, taking into account their respective achievement of individual performance objectives, as applicable.

•

We have an absolute upper limit on payouts of STIP and LTIP awards of 150% of target, and the Compensation Committee has never adjusted awards above those limits. We have a floor of 0% for the same payouts. Notably, in 2008 and 2009 no Performance Units vested under the LTIP and the Board did not authorize any relief to offset the negative impact on Named Executive Officer compensation in those years.

•

We encourage long-term stock ownership by our executives. The stock ownership requirement for our chief executive officer is five times base salary, with a requirement to retain 100% of net shares realized from equity compensation until this ownership level is met. The requirement for other Named Executive Officers is three times base salary, with a requirement to retain 50% of net shares realized until the ownership level is met. All hedging of our stock is prohibited.

•	Our LTIP specifically prohibits the repricing of stock options.

•	We have no tax gross-ups for change in control payments, and our change in control policy requires a second trigger before awards granted to officers can vest following a change in control.

For these reasons, and the reasons discussed in our Compensation Discussion and Analysis beginning on page 14, our Board recommends that you vote “FOR” the resolution:

“Resolved, that the stockholders of NV Energy, Inc., approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis and the compensation tables (together with the accompanying narrative disclosure) in this proxy statement.”

PROPOSAL THREE

APPROVAL OF AMENDED AND RESTATED 2003 NON-EMPLOYEE DIRECTOR STOCK PLAN

The Board is requesting that the stockholders vote in favor of an amendment and restatement of the NV Energy, Inc. 2003 Non-Employee Director Stock Plan (the “Director Stock Plan”). The current version of the Director Stock Plan was approved by the stockholders in 2003 and is scheduled to terminate at the end of 2012. If this proposal is approved, the term of the Director Stock Plan will extend to the end of 2022 and 700,000 shares of common stock will be added to the authorized amount to increase the plan total to 1,400,000 shares. Of those total authorized shares, 937,505 shares will be available for issuance over the next 10 years.

Under the Director Stock Plan, shares may be issued to members of the Company’s Board who are not employees of the Company (“Non-Employee Directors”) as a portion of the annual retainer paid to those individuals for their service on the Board. In the case of the non-executive chair, shares also may be issued for any additional retainer paid for his or her service as chair. Non-Employee Directors are permitted to elect to take additional shares in lieu of some or the entire cash portion of their annual retainer and to elect to defer receipt of their shares until they are no longer serving as Non-Employee Directors.

The terms of the proposed amended and restated Director Stock Plan are in all material respects the same as the current Director Stock Plan, except for the following:

•	the termination date of the plan is extended from December 31, 2012, to December 31, 2022;

•	the total number of shares authorized for issuance under the plan is increased from 700,000 to 1,400,000; and

•

the method of determining the market price of the Company’s common stock for purposes of calculating the number of shares issuable to participants has been changed from a 30-day average to the grant date fair value so as to be consistent with FASB ASC 718 (grant date fair value method of accounting).

In addition, various other minor changes have been made to clarify the operation and administration of the plan.

Current Equity Compensation for Directors

As described in more detail under “Compensation of Directors” beginning on page 42 of this proxy statement, our director compensation program currently provides for the payment of an annual retainer to our Non-Employee Directors of $135,000. The Board has determined that at least $75,000 of this annual retainer must be paid in shares of the Company’s common stock. The director may elect to take all or a portion of the remaining $60,000 of the annual retainer in stock. In addition, the Board chair receives an annual retainer of $75,000, which also may be taken in shares of common stock. These two categories of annual retainer are the only elements of Board compensation that are payable through the Director Stock Plan, and the plan allows no additional awards or options to be granted.

Our director stock ownership guidelines require that directors maintain ownership of shares of our common stock with an aggregate market value at least five times the maximum cash portion of the annual director retainer. For 2011, the total value of shares required to be owned was $300,000 and, at December 31, 2011, all directors were in compliance with those guidelines.

Summary of Material Provisions of the Director Stock Plan

The following summary of the material provisions of the Director Stock Plan, as proposed to be amended, is qualified in its entirety by reference to the actual text of the Director Stock Plan, which is attached as Exhibit A.

Purpose. The purpose of the Director Stock Plan is to provide ownership of the Company’s common stock to Non-Employee Directors in order to improve the Company’s ability to attract and retain highly-qualified individuals to serve as directors, to provide competitive compensation for service on the Board, and to strengthen the commonality of interest between directors and stockholders.

Shares. The Director Stock Plan authorizes the issuance of up to 1,400,000 shares of common stock. The common stock issued under the Director Stock Plan will consist either of authorized unissued shares, treasury stock or shares purchased on the open market.

Administration. A committee of three or more persons will administer the Director Stock Plan. The committee has full power and authority to determine all questions of fact that may arise under the Director Stock Plan, to interpret the Director Stock Plan, to remedy any ambiguities or inconsistencies, to make all other determinations necessary or advisable for the administration of the Director Stock Plan, and to prescribe, amend, and rescind rules and regulations relating to the Director Stock Plan. All interpretations, determinations and actions by the committee will be final, conclusive and binding upon all parties.

Participation. All Non-Employee Directors must participate in the Director Stock Plan. If any Non-Employee Director owns, or is deemed to own (directly or indirectly) shares of common stock representing more than five percent of the total combined voting power of all classes of stock of the Company (determined without regard to any election to defer receipt of shares), he or she will be ineligible to receive a stock payment. As of March 1, 2012, all nine Non-Employee Directors are eligible to participate in the Director Stock Plan.

Determination of Annual Retainers and Stock Payments. The Board determines the annual retainer for all Non-Employee Directors. Immediately following the date of the annual meeting of stockholders, each Non-Employee Director will receive a stock payment as a portion of the annual retainer. The number of shares to be issued to each Non-Employee Director as a stock payment will be determined by dividing $75,000 (or such other portion of the retainer amount as the Board may specify in writing from time to time) by the applicable market price. The stock portion of the annual retainer will be paid to Non-Employee Directors at such times and in such manner as determined by the Board, but in no event later than thirty days after the annual meeting of stockholders.

Election to Increase Amount of Stock Payment. In lieu of receiving the cash portion of his or her annual retainer, a Non-Employee Director may make an election to reduce such cash portion by a specified dollar amount and have such amount instead paid in additional shares of common stock.

Election to Defer Receipt of Stock Payment. In lieu of receiving the stock payment, a Non-Employee Director may make an election to defer such receipt until he or she ceases to be a Non-Employee Director or until such date as may be approved by the committee. With respect to such deferred shares, the Non-Employee Director is not a stockholder, has no vote and will not receive cash dividends. However, the Non-Employee Director will receive, as additional compensation and not as a dividend, the amount of any cash dividends that would have been paid to such Non-Employee Director had he or she then been the owner of the shares of common stock that have been deferred. Any such dividend equivalent amounts will be paid to the Non-Employee Director in cash on a quarterly basis.

Adjustments for Changes in Capitalization. The maximum number of shares or kind of shares that may be issued under the Director Stock Plan may be appropriately adjusted by the committee in the event of a merger, consolidation, sale of all or substantially all of the property of the Company, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, rights offering or distribution with respect of such share of the Company’s securities, or other change in the Company’s capitalization.

Amendment and Termination. The Board will have the power to amend, suspend or terminate the Director Stock Plan at any time. However, no amendment to the Director Stock Plan may, without the approval of the stockholders, change the plan in any way which, under the applicable rules or requirements of any stock exchange upon which the common stock is then listed, would require the prior approval of the Company’s stockholders.

Effective Date and Duration of the Plan. The Director Stock Plan will become effective upon the approval by the stockholders at the 2012 Annual Meeting. Unless previously terminated by the Board, the Director Stock Plan will terminate on December 31, 2022.

Federal Income Tax Consequences. The following brief description of the tax consequences of awards under the Director Stock Plan is based upon present federal tax laws and does not purport to be a complete description of the federal tax consequences of the Director Stock Plan. This description does not address state, municipal or foreign tax laws, and does not address the circumstances of special classes or individual circumstances of participants, including, without limitation, foreign persons.

A Non-Employee Director who receives shares of common stock will recognize ordinary compensation income in the amount of the fair market value of such shares as of the date of receipt and any cash received in lieu of fractional shares. In addition, the Company will be entitled to a deduction for the amount included in the income of a Non-Employee Director.

New Plan Benefits Table. The following table shows for illustrative purposes the estimated awards for our Non-Employee Directors as a group in 2012. The actual number of shares awarded will be dependent on the closing price of our common stock on the NYSE on the date of our 2012 Annual Meeting.

Name and Position (1)	Dollar Value (2)	Number of Shares (3)
Non-Executive Director Group (9 persons)	$750,000	47,468

(1)	No benefits under the Director Stock Plan have been or will be available to any Named Executive Officers, executive officers or employees, and they are therefore not included in the table.
(2)	The dollar value was estimated based on the closing price of our common stock on March 1, 2012.
(3)

Estimated based on nine Non-Employee Director participants receiving the stock portion of their annual retainer equal to $75,000. None of the Non-Employee Directors elected to receive additional shares in lieu of $60,000 in cash fees. The non-executive chairman has elected to receive his $75,000 annual retainer for service as chairman in stock rather than cash. Under the Director Stock Plan, awards will be made only to those participants who are Non-Employee Directors immediately following the Annual Meeting.

Recommendation of the Board

The Board believes that the extension of the Director Stock Plan, through the proposed amendment and restatement, will assist the Company in retaining the services of qualified individuals as independent directors and will secure for the Company the benefits that flow from increased director ownership of Company stock.

Our Board recommends that you vote “FOR” the amendment and restatement of the 2003 Non-Employee Director Stock Plan in this Proposal 3. Proxies will be voted for this proposal unless you otherwise specify in the proxy.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the accounts of the Company and the effectiveness of the Company’s internal controls over financial reporting for the fiscal year ending December 31, 2012. Our stockholders are asked to ratify that appointment at the Annual Meeting. The stockholder vote will be considered by the Audit Committee when it next selects the Company’s independent auditor.

Deloitte audited our financial statements and the effectiveness of our internal controls over financial reporting as of and for the fiscal year ended December 31, 2011. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP in this Proposal 4. Proxies will be voted for this proposal unless you otherwise specify in the proxy.

Principal Accounting Fees and Services

This table summarizes the aggregate fees billed to NV Energy, Inc., and its utility subsidiaries, Nevada Power Company (“NPC”) and Sierra Pacific Power Company (“SPPC”), by Deloitte for services rendered for the fiscal years ended December 31, 2010 and 2011.

Fees and Services	NPC		SPPC		NVE Consolidated
	2011	2010	2011	2010	2011	2010
Audit Fees (a)	$998,925	$995,518	$969,900	$938,218	$2,070,025	$2,066,400
Audit Related Fees (b)	$39,195	None	$26,130	None	$111,325	None
Tax Fees (c)	$19,279	None	$6,619	None	$26,595	None
All Other Fees (d)	None	None	None	None	None	None
Total	$1,057,399	$995,518	$1,002,649	$938,218	$2,207,945	$2,066,400

(a)

Audit Fees consist of fees for professional services rendered for the audit of the Companies’ financial statements, the reviews of the quarterly financial statements, the audit of the effectiveness of internal controls over financial reporting, services normally provided by the independent auditor in connection with statutory and regulatory filings such as SEC and Federal Energy Regulatory Commission (“FERC”) filings, and consultations concerning financial accounting and reporting standards.

(b)

Audit Related Fees consist of fees billed for services provided in connection with, as well as assurance and related services that are reasonably related to, the performance of the audit or review of the financial statements and that are not reported under “Audit Fees,” including services pertaining to compliance for our captive insurance subsidiary, and the U.S. Department of Energy smart grid investment grant related to the NV Energize project.

(c)	Tax Fees consist of fees billed for non-audit tax services related to tax compliance reviews and tax advice, including assistance with ongoing Internal Revenue Service (“IRS”) tax audits.
(d)	There were no fees for other services in 2010 or 2011.

The Audit Committee is responsible for pre-approving all audit and permitted non-audit and tax services to be provided to NV Energy by Deloitte. In addition, the Audit Committee considers Deloitte’s work throughout the year and evaluates the auditor’s qualifications, performance and independence. The Audit Committee has delegated to its chairman the authority to review and pre-approve both audit and permissible non-audit services provided by Deloitte. In the event such pre-approval is provided between Audit Committee meetings, the pre-approval must be ratified by the Audit Committee at its next regularly scheduled meeting.

The Audit Fees and Audit Related Fees for services performed by Deloitte in 2011 were pre-approved on May 3, 2011. Fees for tax services were pre-approved by the chair on June 16, 2011, and ratified by the Audit Committee on August 5, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We believe strong performance by our executive officers and management team is essential to achieving long-term growth in stockholder value and to delivering superior service to our utility customers. We have designed our compensation program to attract, retain and motivate a high-performing executive team and to pay those executives for strong Company performance. At last year’s annual meeting, nearly 98% of the stockholders who voted on the say-on-pay proposal supported our program.

In 2011, our “Named Executive Officers” were:

•	Michael W. Yackira, President and Chief Executive Officer;

•	Dilek L. Samil, Chief Financial Officer, Senior Vice President, Finance and Treasurer;

•	Jeffrey L. Ceccarelli, Senior Vice President, Energy Supply;

•	Paul J. Kaleta, Senior Vice President, Shared Services, General Counsel and Corporate Secretary; and

•	Anthony F. Sanchez, III, Senior Vice President, Government and Community Strategy.

This Compensation Discussion and Analysis (“CD&A”) explains our compensation program as it relates to our Named Executive Officers.

Executive Summary

Our executive compensation program reflects a pay-for-performance philosophy that strongly links compensation to changes in stockholder value, measured by three-year total shareholder return. Compensation also hinges in large part on the attainment of a balanced set of specific financial, customer service and operational goals that are measured both yearly, and over a three-year period. We call these our “corporate performance goals.”

Our program and performance goals are intended to link the interests of our executive officers to the interests of our customers, as well as our stockholders, in ways that are effective and appropriate for an investor-owned utility. The metrics we use to assess our performance recognize that both customers and stockholders benefit from budget discipline, strong customer relationships, and efficient, safe and reliable utility service.

We make the majority of each executive officer’s regular pay “at-risk,” meaning it depends on the Company achieving successful results over the three-year and one-year performance periods. For our chief executive officer, the 2011 at-risk portion was 76%. For the other Named Executive Officers, it was 65%. These percentages take into account annual base salary and short- and long-term incentive pay, and do not include certain one-time grants of restricted stock units made in 2011.

The Compensation Committee (sometimes referred to in this CD&A as the “Committee”), with the help of an independent consultant, sets the target pay and target pay mix for our Named Executive Officers. The Committee uses data provided by the consultant to fashion a market-competitive program targeted for the median of our peer group. The resulting three core elements of our program are base salary, performance-based cash compensation under our Short-Term Incentive Plan (“STIP”), and performance-based equity compensation in the form of Performance Units and Performance Shares under our Long-Term Incentive Plan (“LTIP”). While we believe each of these elements is important to attract, retain and motivate high-performing executives, the most significant element of our program is equity compensation under the LTIP.

For 2011, equity compensation under the LTIP amounted to 52% of target compensation for our chief executive officer and 45% for the other Named Executive Officers. Performance for LTIP purposes is measured over three years. We measure performance using our total shareholder return versus the S&P Super Composite Electric Utility Index (weighted at 66.67%) for grants of Performance Units, and the average annual payout under our STIP (weighted at 33.33%) for grants of Performance Shares.

Our total shareholder return of 83.86% ranked in the 88th percentile versus the S&P Super Composite Electric Utility Index for the three-year period ending in 2011. As a result of this performance, our Named Executive Officers earned 150% of their target Performance Units granted in 2009 under the LTIP.

The LTIP also takes into account consistency in attaining annual corporate performance goals by tying a portion of LTIP compensation to the three-year average payout under our STIP. For the three-year period ending in 2011, our annual corporate performance goal payout averaged 104%. As a result, our Named Executive Officers earned 104% of their target Performance Shares granted in 2009 under the LTIP.

We took the same approach for LTIP grants made in 2011 that will vest, if at all, at year end 2013. Performance will be measured using (i) the Company’s total shareholder return relative to the S&P Super Composite Electric Utility Index over the performance period (weighted at 66.67%) and (ii) the Company’s three-year average annual corporate performance goal payout under the STIP (weighted at 33.33%).

The next significant core element of our executive compensation program is performance-based cash compensation under our STIP. We rely on this element to reward attainment of one-year business results. The

2011 STIP grant to our chief executive officer was made 100% dependent on the Company’s attainment of the 2011 corporate performance goals. For the other Named Executive Officers, achievement of individual performance objectives was factored in and weighted at 25%, leaving 75% dependent on attainment of the corporate performance goals.

For 2011, the Committee chose corporate performance goals of (i) “assuring investment and spending diligence” in the area of financial performance, (ii) “building strong customer relationships” in the area of customer performance, and (iii) “achieving operational excellence and delivering sustainable energy” in the area of operational performance. Each of these goals was broken down into detailed objectives relating to operating efficiency, capital budget discipline, earnings per share, customer satisfaction, safety, reliability, and environmental and renewable portfolio standard compliance. We used specified metrics and a balanced scorecard to grade performance on a scale of zero to 4.0, with 2.0 being “on target.” Details about the objectives, metrics and scores are provided in Exhibit B.

We attained an overall corporate performance goal score of 2.6 out of 4.0 for 2011, indicating that on average results exceeded our target level of 2.0 in the areas of financial, customer and operational performance. This equated to a payout percentage of 115% of target for the corporate performance goal portion of the 2011 STIP grants. When combined with their achievement of individual performance objectives, our Named Executive Officers earned from approximately 113% to 123% of their 2011 target under the STIP. Our chief executive officer, whose STIP award was wholly tied to attainment of our corporate performance goals, earned 115% of his target.

The final core element of our executive compensation program is base salary. In our program, base salary is a fixed amount of annual pay targeted at the median of our peer group, and it does not vary based on Company or individual performance. In 2011, base salary for two of our Named Executive Officers was increased primarily as a result of the Committee’s review of external market data, as discussed in “Compensation Actions Impacting Specific Named Executive Officers” beginning on page 26.

As a result of achieving the 88th percentile in total shareholder return versus industry peers for 2009-2011, and exceeding our corporate performance goals both in 2011 and on average over the past three years, our Named Executive Officers realized the following direct compensation for 2011:

2011 Named Executive Officer Realized Compensation

Officer	Base Salary	Short-Term Incentive Plan For One-Year Performance	Long-Term Incentive Plan For Three-Year Performance
Mr. Yackira	$886,539	$1,035,000	$3,530,078
Ms. Samil	$475,000	$332,000	n/a
Mr. Ceccarelli	$385,000	$239,800	$1,294,761
Mr. Kaleta	$454,615	$338,100	$1,284,222
Mr. Sanchez	$335,000	$210,000	$1,090,705

Notably, Ms. Samil did not join the Company until June 2010 and therefore was not eligible for the LTIP grants made in 2009. The LTIP amounts realized represent a total payout equal to 135% of target, which includes a 150% payout for Performance Units (weighted at 66.67%) and a 104% payout for Performance Shares (weighted at 33.33%). This contrasts with 2008 and 2009, in which no LTIP compensation was realized due to underperformance of our three-year total shareholder return relative to the index, and 2010, in which total LTIP compensation was realized at approximately 92% of target.

In addition to the core elements of our compensation plan, in 2011 the Committee approved additional one-time grants of cliff-vesting restricted stock units under the LTIP to Mr. Yackira (110,000 units), Mr. Kaleta (60,000 units) and Mr. Sanchez (30,000 units). These grants were made in recognition of outstanding performance, and the length of the three- and four-year vesting periods was designed to provide an additional retention incentive over those periods. The restricted stock units will be forfeited if the recipient terminates employment prior to the vesting date.

Executive Compensation Goals and Core Principles

The goals of our executive compensation program are (i) to attract, retain and motivate knowledgeable, experienced and dedicated officers, (ii) to reward those officers appropriately for their contributions to our achievement of business goals and objectives while also managing risk, and (iii) to link the interests of those officers to the long-term interests of our stockholders and our customers. To fashion a program designed to achieve these goals, our Compensation Committee applies the following core principles:

•

Pay for performance. The majority of each executive officer’s compensation depends on the Company achieving successful results over one-year and three-year periods. This portion of compensation is at risk of being reduced even to zero if the Company does not perform well. In both 2008 and 2009, for example, no LTIP compensation was earned due to underperformance of our three-year total shareholder return relative to the index.

•

Motivate officers to increase stockholder value. Our incentive compensation plans emphasize financial and strategic Company-wide goals that we consider to be critical to increasing long-term stockholder value.

•

Motivate officers to be customer-focused. Our incentive compensation plans incorporate goals that focus attention on operating efficiency, capital budget discipline, customer satisfaction, safety, system reliability, and environmental and renewable portfolio standard compliance, all of which we consider essential to serving our customers.

•	Mitigate risk by using caps. We have an absolute upper limit on payouts of STIP and LTIP grants of 150% of target, and the Compensation Committee has never adjusted awards above those limits.

•

Set compensation at competitive market rates. The Committee reviews compensation data and practices of peer companies and seeks to compensate our Named Executive Officers at approximately the median of the peer group.

•

Consider individual responsibility, performance and pay equity. The Committee considers multiple factors, such as experience, job responsibilities, individual performance evaluated against objectives, external market conditions, and pay equity among the officer team.

•	Maintain significant stock ownership guidelines. The guideline is five times base salary for our chief executive officer and three times base salary for our other Named Executive Officers.

•	Prohibit hedging and option repricing. We have a policy prohibiting our executives from hedging their positions in our stock. Our LTIP specifically prohibits the repricing of stock options.

•	Limit the use of executive perquisites. Our program is designed to be sufficiently competitive to attract and motivate highly-skilled executives with only limited use of perquisites.

•

Consider the annual say-on-pay vote. We seek an advisory vote on our compensation program from our stockholders every year, and take into account the feedback when designing our compensation program in the next compensation year.

Executive Compensation Design and Implementation

Independent Compensation Committee Determines Compensation

Our Compensation Committee is comprised solely of independent directors, and it determines the elements and amounts of compensation for all Named Executive Officers. The Committee retains Frederic W. Cook & Co., Inc. (“F.W. Cook”), to be its independent compensation advisor and consults with F.W. Cook throughout its deliberations on executive compensation.

The Committee oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Committee establishes and evaluates the performance goals for the chief executive officer and approves the compensation for all Named Executive Officers. The Board reviews and approves executive compensation plans, programs and policies.

In determining the base salary and target incentive compensation of each Named Executive Officer, the Committee considered incentive pay weighting, median pay for similar positions, differentials related to experience and job responsibilities, individual performance, external market conditions, and pay equity among the officer team, among other factors. Additional factors were considered in determining the amount of equity compensation grants, including the amount of incentive compensation paid in recent years. Overall, the Committee seeks to compensate the Company’s Named Executive Officers at approximately the median of the compensation peer group, as discussed in detail on page 29.

Target Pay Mix

We believe that a majority of the Named Executive Officers’ target compensation should be performance-based, or “at risk.” Therefore, most of the Named Executive Officers’ compensation is tied to total shareholder return and the achievement of other corporate goals over designated performance periods. Our compensation program provides substantially more potential value to the Named Executive Officers through performance-based incentives than it does through base salary, in order to better promote executive alignment with long-term stockholder and customer interests.

The mix of the three key compensation elements in our 2011 target compensation (exclusive of special grants of restricted stock units that were made to three Named Executive Officers in 2011, as discussed beginning on page 26) is shown below.

Base Salary

We pay base salary in order to attract and retain highly-skilled executives and to compensate them for fulfilling their day-to-day responsibilities. To maintain a competitive program, in establishing base salary, the Committee targets the median for comparable positions in the compensation peer group. The Committee’s process and its use of peer groups are discussed in further detail under “The Role of Consultants, Peer Groups, Benchmarking and our Executives” beginning on page 29.

Base salaries of our Named Executive Officers realized in 2011 and 2010 were as follows:

Officer	Base Salary Realized
	2011	2010	Incr/Decr
Mr. Yackira	$886,539	$791,923	11.9%
Ms. Samil	$475,000	$263,077	—
Mr. Ceccarelli	$385,000	$384,769	0.1%
Mr. Kaleta	$454,615	$415,385	9.4%
Mr. Sanchez	$335,000	$332,116	0.9%

As noted previously, Ms. Samil joined the Company in June 2010, and drew salary for only seven months in 2010.

Short-Term Incentive Compensation

We believe short-term incentive compensation is important to focus our executives on achieving near-term Company objectives and individual performance objectives. Our 2011 Short-Term Incentive Plan, or “STIP,” is a broad-based program that awards eligible employees between 0% and 150% of their target opportunity in cash, based on our performance against our 2011 corporate performance goals and (except in the case of our chief executive officer) on their achievement of individual performance objectives.

For 2011, our chief executive officer’s target opportunity under the STIP was set by the Committee at an amount equal to 100% of his base salary. Further, this opportunity was made fully and exclusively contingent on the Company’s achievement of the 2011 corporate performance goals. Other Named Executive Officers were given the opportunity to earn 55% to 60% of their base salary under the STIP, contingent on the Company’s achievement of corporate performance goals (weighted at 75%) and their achievement of individual performance objectives (weighted at 25%).

Our 2011 corporate performance goals were “assuring investment and spending diligence,” in the area of financial performance (weighted at 35%); “building strong customer relationships,” in the area of customer performance (weighted at 35%); and “achieving operational excellence and delivering sustainable energy,” in the area of operational performance (weighted at 30%). These categories were further divided into detailed objectives with specified metrics, as follows:

•	Assuring Investment and Spending Diligence

¡	Total Non-Fuel Operations and Maintenance Expense per Megawatt Hour Sold

¡	Capital Budget Discipline

¡	Earnings Per Share Forecast Compared to Actual

•	Building Strong Customer Relationships

¡	Customer Perception

•	Achieving Operational Excellence and Delivering Sustainable Energy

¡	Safety

•	OSHA Recordable Incident Rate

¡	Reliability Performance Metrics

•	System Average Interruption Duration Index (“SAIDI”)

•	System Average Interruption Frequency Index (“SAIFI”)

•	Equivalent Demand Forced Outage Rate (“EFORd”)

¡	Compliance

•	Major and Minor Notices of Violation

•	Renewable Portfolio Standard Compliance

The metrics were tied to targets and tracked on a scorecard. Further details about the objectives, metrics and scores are provided in Exhibit B.

Our corporate performance for purposes of the STIP is monitored by our finance department and audited by the internal audit department. Our progress against the corporate performance goals is reviewed by the Committee each quarter. Final results are presented to the Committee for review, recommendation and approval.

Individual performance objectives for Named Executive Officers, other than the chief executive officer, are established annually at the beginning of the year in consultation with the chief executive officer. At the end of the year, the chief executive officer evaluates each officer’s performance against their individual objectives and uses judgment to assign a performance rating. The various elements of the individual performance objectives are not given a fixed value or specific weight and include qualitative elements. The individual performance rating is then used to determine the range of percentages within which the chief executive officer has discretion to determine a percentage multiplier to apply to the individual performance portion of the officer’s target STIP.

Corporate and individual STIP performance is graded based upon scores ranging from a low of zero to a high of 4.0 with 2.0 being “on target.” Because our chief executive officer’s STIP is fully aligned with corporate performance scores, his percentage of STIP target payout is fully linked to corporate targets. For our other Named Executive Officers, payout for the corporate performance portion of their target ranges from 0% – 150% and payout for the individual performance portion of their target ranges from 0% – 300%, subject to an overall cap of 150% of target STIP for any officer. Performance categories and payout ranges are:

Score or Rating	Performance	% of Corporate STIP Target Payout	% of Individual STIP Target Payout
0	Off Target	0%	0%
1	Below Target	50%	0%
2	On Target	100%	0% – 120%
3	Above Target	125%	125% – 200%
4	Well Above Target	150%	205% – 300%

In case of performance falling between the scores shown, a proportionate percentage of the target is paid.

Our corporate performance goal results for 2011 are summarized below:

Category	Weighting	Score	Off Target	Below Target	On Target	Above Target	Well Beyond Target	% of Target Payout
			0	1	2	3	4
Financial Performance	35%	2.60			▲			115%
Customer Performance	35%	2.65			▲			116%
Operational Performance	30%	2.57			▲			114%
Corporate Composite for 2011								115%

As a result of achieving a composite rating of 2.6 on our corporate performance goals, and “on target” or “above target” ratings on achievement of individual performance objectives, our Named Executive Officers earned payouts under the 2011 STIP as follows:

Officer	Annual Base Salary	STIP Target	Corporate Performance Goals Weighted 75% (1)	Individual Performance Goals Weighted 25%			Total STIP Award (rounded)	Award as % of STIP Target
				Rating	Payout Percentage	$
Mr. Yackira	$900,000	100%	$1,035,000	n/a	n/a	n/a	$1,035,000	115.0%
Ms. Samil	$475,000	60%	$245,813	3.0	121%	$86,213	$332,000	116.5%
Mr. Ceccarelli	$385,000	55%	$182,634	2.0	108%	$57,173	$239,800	113.2%
Mr. Kaleta	$460,000	60%	$238,050	3.0	145%	$100,050	$338,100	122.5%
Mr. Sanchez	$335,000	55%	$158,916	2.0	111%	$51,129	$210,000	114.0%

(1)	100% for Mr. Yackira only.

Long-Term Incentive Compensation

We believe long-term equity incentive compensation is critical to our ability to attract and retain highly-skilled executives, and to focus their efforts on creating and sustaining long-term stockholder value. The largest component of compensation for our Named Executive Officers is incentive compensation under our LTIP. Our targeted long-term incentive compensation is made up of:

•

Performance Units, which vest after three years and are tied to the Company’s total stockholder return (“TSR”) relative to the S&P Super Composite Electric Utility Index over that period, weighted at 66.67% of the Named Executive Officers’ long-term incentive opportunity; and

•

Performance Shares, which also vest after three years but are tied to our average annual corporate performance goal payout under the STIP over that period, weighted at 33.33% of the Named Executive Officers’ long-term incentive opportunity.

We believe that tying the Performance Units and Performance Shares to achievement of different goals ensures that appropriate attention is focused on all of our corporate objectives, and mitigates risk that might arise if pay was entirely dependent on one measure of success. Our LTIP therefore includes not only performance criteria focused on building stockholder value, but also criteria focused directly on operating efficiency, capital budget discipline, customer satisfaction, safety, reliability, and environmental and renewable portfolio standard compliance.

2011 Grants with 2011-2013 Performance Period. Our LTIP grants ultimately vest within a range of 0-150% of target depending on the extent to which the Company meets the performance criteria for the three-year performance period. The Committee determined that 2011 grants of Performance Units will vest according to the following schedule:

NVE TSR Performance relative to TSR Peer Group over 2011-2013 Performance Period	Vesting as % of Grant
Below 35th Percentile	0% of grant
> 35th Percentile but < 50th Percentile	50% of grant
> 50th Percentile but < 75th Percentile	100% of grant
> 75th Percentile and beyond	150% of grant

In case of performance falling between the percentiles shown, a proportionate amount of units will vest. Vested Performance Units will be paid in shares of our common stock, net of taxes. Prior to conversion to actual shares and payout, Performance Units do not entitle the recipient to dividends, dividend equivalents, or voting rights.

For 2011 grants of Performance Shares, the Committee determined that shares will vest within a range of 0-150% of target depending on the three-year average annual corporate performance goal payout under the STIP. Vested Performance Shares will be paid in shares of our common stock, net of taxes. Prior to conversion to actual shares and payout, Performance Shares do not entitle the recipient to dividends, dividend equivalents, or voting rights.

In addition to Performance Units and Performance Shares, other forms of incentive compensation may be granted under the LTIP at the discretion of the Committee. In 2011, time-vesting restricted stock units were awarded to three Named Executive Officers to recognize outstanding performance and further assure retention for an extended period, as discussed beginning on page 26. In this case, the restricted stock units cliff-vest after three or four years contingent on the continued employment of the recipient, will be settled in shares minus applicable taxes (based on the then fair market value of the shares), and include dividend equivalent rights. They do not have voting rights.

2009-2011 Performance Period. The three-year performance period for Performance Units granted to the Named Executive Officers in 2009 ended at December 31, 2011. The performance measure for the 2009 grant was NV Energy’s total shareholder return relative to the S&P Super Composite Electric Utility Index over that period. We achieved total shareholder return of 83.86% and ranked in the 88th percentile, as shown below:

As a result of this top quartile performance, the maximum 150% of targeted Performance Units granted in 2009 were earned under the LTIP.

Likewise, the three-year performance period for Performance Shares granted in 2009 ended at December 31, 2011. Performance for the 2009 grant was measured by computing the average of our annual corporate performance goal payout in the three-year performance period. Our average payout over the three years was 104%, as shown below:

As a result, 104% of the targeted Performance Shares granted in 2009 were earned under the LTIP.

Total LTIP compensation realized by our Named Executive Officers in 2011 is shown below.

Officer	2009 Performance Units Target (1)	Performance Units Earned (2)	Value of Performance Units Earned (3)	2009 Performance Shares Target (4)	Performance Shares Earned (5)	Value of Performance Shares Earned (6)
Mr. Yackira	106,624	159,936	$2,621,351	53,312	55,444	$908,727
Ms. Samil (7)	n/a	n/a	n/a	n/a	n/a	n/a
Mr. Ceccarelli	39,107	58,661	$961,454	19,554	20,336	$333,307
Mr. Kaleta	38,789	58,184	$953,636	19,394	20,170	$330,586
Mr. Sanchez	32,944	49,416	$809,928	16,472	17,131	$280,777

(1)	Target number of Performance Units granted February 6, 2009.
(2)	Target number of Performance Units adjusted for 2009-2011 performance results at 150% of target.
(3)	Value of shares of our common stock delivered in settlement of vested Performance Units, based on our $16.39 per share price on February 10, 2012.
(4)	Target number of Performance Shares granted February 6, 2009.
(5)	Target number of Performance Shares adjusted for 2009-2011 performance results at 104% of target.
(6)	Value of shares of our common stock delivered in settlement of vested Performance Shares, based on our $16.39 per share price on February 10, 2012.
(7)	Ms. Samil did not join the Company until June 2010 and therefore did not share in the 2009 LTIP grants.

Comparison of Named Executive Officer Pay to Median

Base salary, actual cash compensation (i.e., base salary plus STIP earned in 2011) and actual total direct compensation (i.e., actual cash compensation plus the grant date fair value of long-term incentives granted in 2011) compared to the median target from our compensation peer group are presented in the table below. The process we followed to determine our peer group and ascertain medians is described under “The Role of Consultants, Peer Groups, Benchmarking and our Executives,” beginning on page 29. The amounts set forth as total direct compensation include values for long-term incentives at the time of the grant as reflected in the Summary Compensation Table, and thus do not represent amounts actually paid to our Named Executive Officers in 2011.

2011 Named Executive Officer Compensation Relative to Peer Group Median

Officer	Actual Base Salary Relative to Median Target Base Salary			Actual Cash Compensation (ACC) Relative to Median Target Cash Compensation (TCC)			Actual Total Direct Compensation (ATDC) Relative to Median Target Total Direct Compensation (TTDC)
	Base Salary	Peer Group Median	% Diff	NVE NEO ACC (1)	Median TCC	% Diff (2)	NVE NEO ATDC (3)	Median TTDC	% Diff (4)(5)
Mr. Yackira	$886,539	$892,000	-0.6%	$1,921,539	$1,672,000	13%	$5,400,690	$3,753,000	30.5%
Ms. Samil	$475,000	$469,000	1.3%	$807,000	$730,000	9.5%	$1,470,107	$1,200,000	18.4%
Mr. Ceccarelli	$385,000	$431,000	-11.9%	$624,800	$700,000	-12%	$1,104,678	$1,157,000	-4.7%
Mr. Kaleta	$454,615	$470,000	-3.4%	$792,715	$764,000	3.6%	$2,287,066	$1,368,000	40.2%
Mr. Sanchez	$335,000	$320,000	4.5%	$545,000	$472,000	13.4%	$1,423,064	$765,000	46.2%

(1)	Realized base salary plus realized short-term incentive.
(2)

Values in excess of median for Messrs. Yackira and Sanchez and Ms. Samil are primarily the result of target short-term incentives established at or near median, with above target actual results for 2011 with respect to both corporate and individual performance goals.

(3)

Realized base salary and short-term incentive, plus granted long-term incentives. The value for long-term incentives is computed using grant date fair value, and it does not represent actual cash amounts paid in 2011.

(4)

Values in excess of median for Messrs. Yackira, Kaleta and Sanchez are primarily the result of restricted stock unit awards granted in 2011 which cliff-vest after three or four years and which were made to recognize outstanding performance and further assure retention of these officers for an extended period. Excluding these grants from the computations reflected in the table and, in particular, this column, Mr. Yackira’s total direct compensation exceeds the median by 4%, Mr. Kaleta’s does not exceed the median, and Mr. Sanchez’s exceeds the median by 21%. The remaining value in excess of median for Mr. Sanchez is primarily the result of his long-term incentive target being above median, which the Committee believes is appropriate given his experience and in consideration of pay equity among our senior officers.

(5)

Values in excess of median for Ms. Samil are primarily the result of her long-term incentive target being set approximately 18% above median. The Committee believes this is appropriate given Ms. Samil’s experience and expertise, as well as in consideration of pay equity among our senior officers.

Other Compensation

Executive Perquisites. We provide certain perquisites to our Named Executive Officers to help attract and retain executive talent and further key business relations. A complete listing and value associated with these perquisites are shown in the Summary Compensation Table as “All Other Compensation.” The Committee annually reviews the perquisites provided to the Named Executive Officers to ensure that they continue to be appropriate and in the interests of our stockholders and customers. In early 2011, the Committee fully eliminated all housing allowances for alternate work locations for our executives, which impacted Messrs. Yackira and Ceccarelli.

Retirement Benefits. We offer two tax-qualified retirement plans, the Retirement Plan and the 401(k) Plan, to provide retirement savings opportunities. Both of these plans are available to most employees. Because of the qualified status of the Retirement Plan and 401(k) Plan, the benefits available to highly-compensated employees, including our Named Executive Officers, are limited by the Internal Revenue Code. As a result, the Company provides a non-qualified defined benefit plan (Retirement Restoration Plan) and a non-qualified savings plan (401(k) Restoration Plan) which make whole the highly-compensated employees for benefits otherwise lost as a result of Internal Revenue Code annual compensation limits.

The Company’s Supplemental Executive Retirement Plan for select executives was frozen to new entrants effective April 1, 2008. All of our current Named Executive Officers are participants in the plan, except Ms. Samil, who did not join the Company until 2010.

The Committee believes these retirement benefits are comparable to those provided by peer companies and play a significant role in attracting and retaining high-performing executive officers. Specific amounts and calculations of retirement benefits and contributions for our Named Executive Officers are set forth in the tables provided later in this proxy statement.

Other Benefits. General employee benefits for medical, dental and vision insurance, an employee stock purchase plan, and disability coverage are made available to all management employees at NV Energy, including the Named Executive Officers. Named Executive Officers receive the following benefits in addition:

•	Named Executive Officers are eligible to participate in our executive physical program, which provides executive management employees access to a comprehensive physical exam.

•

Named Executive Officers and other executive officers are provided with life insurance coverage equal to three times annual base salary, while non-executive management employees receive life insurance coverage of one and a half or two times annual base salary.

•

Named Executive Officers have access to disability coverage that provides a benefit of 60% of their base salary plus STIP, while disability coverage available to non-executive management employees provides a benefit of 60% of their base salary excluding STIP.

Post-Termination Compensation. To help secure the continued employment and dedication of our Named Executive Officers to continue to work in the best interests of stockholders and customers, notwithstanding any concern they might have regarding their own continued employment prior to or following a change in control, the Company has adopted a change in control policy. The policy provides eligible executives, including all of our Named Executive Officers, certain benefits within 24 months of a change in control or a potential change in control. The benefits and policy provisions are consistent with those of our peers and do not include tax gross ups for any payments. The Committee believes that these benefits are important to attract and retain high-performing executive officers. Detailed information regarding the change in control policy, including the definition of its key terms and a quantification of benefits that would have been received by each Named Executive Officer had a termination occurred on or before December 31, 2011, is found under the heading “Potential Payments upon Termination or Change in Control” in the tables provided later in this proxy statement.

Deductibility Cap on Executive Compensation. Section 162(m) of the Internal Revenue Code limits the amount of compensation that may be deducted for federal income tax purposes to $1,000,000 per year with respect to certain of a company’s most highly compensated executive officers. There is an exception to the limit for qualifying performance-based compensation when the requirements of section 162(m) are satisfied. The Compensation Committee generally seeks to structure executive officer awards under the LTIP to qualify for full deductibility under section 162(m). However, the Committee retains the discretion to grant awards that do not meet the deductibility requirements, such as time-vesting awards granted for employment inducement or retention purposes, and it has granted such awards from time to time.

As disclosed in last year’s proxy statement, several prior-year grants that were intended to be deductible under section 162(m) did not qualify. In 2011, as a consequence of the payout of one such award, approximately $2,200,000 in compensation was paid that was not deductible by us for federal income tax purposes. As the performance periods for the remaining non-qualifying grants come to an end in 2012 and 2013, additional compensation payments will be non-deductible by us to the extent that such awards are earned and the grantee’s base salary, discretionary bonus and other non-performance-based compensation exceed $1,000,000 in the year that the payment is includible in his or her taxable income. The impact of any loss of deductibility that may arise is not expected to be material to the Company.

Schedule of Equity-Based Awards. The Board has followed a practice of making equity compensation grants to the Named Executive Officers on a single date each year, normally at the first regular Board meeting of the calendar year. This coincides with the Board’s annual evaluation of Named Executive Officer performance, its review of the Company’s overall compensation practices and its assessment of our performance for the prior year. In 2011, exceptions were made for the May grants of restricted stock units to Mr. Kaleta and Mr. Sanchez and the August grant of restricted stock units to Mr. Yackira, following the Board’s specific consideration of the unique and important contributions of these officers.

Fair Market Value LTIP Grants. For LTIP grant purposes, the Company measures the fair market value of Performance Units and Performance Shares based on an average closing price of our common stock over a five business day period after earnings are released. We do not have any practice to time option grants or other equity awards in coordination with the release of material non-public information, other than as described in the preceding paragraph. We do not have any program, plan or practice of awarding options or setting the exercise price of options by using average prices (or lowest prices) of common stock in a period preceding, surrounding or following the grant date.

Compensation Actions Impacting Specific Named Executive Officers

Michael W. Yackira

President and Chief Executive Officer

In February 2011, Mr. Yackira’s annual base salary was increased from $800,000 to $900,000, and his LTIP target compensation was increased from 215% to 220% of base salary. His STIP target compensation was left unchanged from 2010. These actions brought Mr. Yackira’s target total direct compensation to approximately the median of chief executive officers in our peer group, as shown below:

TCC – Total Cash Compensation includes base salary plus target short-term incentive TDC – Total Direct Compensation includes TCC plus target long-term incentive

In August 2011, the Committee granted Mr. Yackira 110,000 restricted stock units (RSUs) that will vest in four years. These RSUs will be forfeited if Mr. Yackira voluntarily terminates his employment prior to the vesting date. The Committee awarded the RSUs to Mr. Yackira in recognition of his outstanding leadership and to provide a retention incentive. The impact of the 2011 RSU grant on Mr. Yackira’s target total direct compensation, and the comparison of his target total direct compensation to the median of chief executive officers of companies in our peer group over time, are shown below.

*	2011 peer data not yet disclosed. 2010 data from 2011 proxy statements was used for 2011 benchmarking.

Mr. Yackira’s first full year as our chief executive officer was 2008. The following chart shows how his realized annual compensation (i.e., annual cash compensation and equity awards that actually vested in a given year) has aligned to our year end stock price over his tenure. Notably, in 2008 and 2009, no LTIP compensation was realized due to underperformance of our three-year total shareholder return relative to the index.

Dilek L. Samil

Chief Financial Officer, Senior Vice President, Finance and Treasurer

Ms. Samil is responsible for the finance function, which includes accounting, finance, treasury and investor relations. In 2011, she also was responsible for information technology and telecommunications. For 2011, there was no change in her base salary or target incentive compensation from 2010.

Ms. Samil’s individual performance objectives consisted of controlling operations and maintenance expenses, supporting the technology transformation of our remote metering initiative called “NV Energize,” creating a partnership with operations to develop value-added transactions and strategies, and the commencement of our One Company initiative, which seeks to merge our northern and southern utility subsidiaries into one entity.

For 2011, Ms. Samil was rated “above target” based on her work with the senior leadership team to assure that cost and capital control were maintained for the benefit of both customers and stockholders. Ms. Samil also was exceptionally engaged and effective in working with the team on our general rate case hearings, and in improving our investor relations.

Jeffrey L. Ceccarelli

Senior Vice President, Energy Supply

Mr. Ceccarelli is responsible for our energy supply operations, which include power generation, resource optimization, resource planning and analysis, and contract negotiation and administration. For 2011, there was no change to his base salary or target incentive compensation from 2010.

Mr. Ceccarelli’s individual performance objectives included completion of the Harry Allen Plant within all schedule, cost and quality criteria, execution of our energy supply plans including economic acquisition of fuel and purchased power, process improvement initiatives, succession planning, meeting all capital and operational budget targets, recovering all deferred energy costs, and continuing to build relationships with community and state leaders.

For 2011, Mr. Ceccarelli was rated “on target” based on the on-time, below-budget completion of the Harry Allen Plant, the successful renegotiation of long-term service agreements to lower energy costs for customers, and continued exemplary service as our spokesperson in northern Nevada.

Paul J. Kaleta

Senior Vice President, Shared Services, General Counsel and Corporate Secretary

Mr. Kaleta is responsible for the legal, corporate secretary and shared services functions, including corporate compliance, Federal Energy Regulatory Commission and North American Electric Reliability Council compliance, and supply chain management. For 2011, Mr. Kaleta’s annual base salary was increased from $420,000 to $460,000 as a result of the Committee’s review of external market data, Mr. Kaleta’s broad responsibilities and pay equity among the senior officer team. There were no changes to Mr. Kaleta’s target incentive compensation. The Committee also granted 60,000 restricted stock units to Mr. Kaleta that will cliff-vest in three years. This grant was made for retention purposes and in recognition of Mr. Kaleta’s substantial contributions to our leadership team.

Mr. Kaleta’s individual performance objectives included implementation of corporate governance initiatives and improvements, reorganization of our supply chain team, reorganization and optimization of our shared services functions, development and implementation of key labor and employment initiatives, and efficient oversight of all corporate legal matters.

For 2011, Mr. Kaleta was rated “above target” based on his work to improve performance and productivity within the new administrative services group reporting to him and his exceptional efforts on other strategic legal, employment and labor matters.

Anthony F. Sanchez, III

Senior Vice President, Government and Community Strategy

Mr. Sanchez is responsible for the government and community strategy function, which includes corporate communications, environmental services, rates and regulatory affairs, and community and government relations. For 2011, there was no change to Mr. Sanchez’s base salary or target incentive compensation from 2010, however, the Committee did grant 30,000 restricted stock units to Mr. Sanchez that will cliff-vest in three years. This grant was made for retention purposes and in recognition of Mr. Sanchez’s substantial contributions to our leadership team.

Mr. Sanchez’s individual performance objectives consisted of achieving successful outcomes from the state legislative session, strengthening local government relationships, successfully completing all regulatory filings, continuing to be a critical partner in economic development efforts throughout the state and continuing to promote the NV Energy brand both internally and externally.

For 2011, Mr. Sanchez was rated “on target” based on his work on many legislative matters as well as being the officer responsible for developing the parameters of the general rate case.

Stock Ownership Guidelines for Named Executive Officers

The stock ownership guideline for our chief executive officer is five times base salary, with a requirement to retain 100% of net shares realized from option exercises and stock vesting until this ownership level is met. The guideline for all other Named Executive Officers is three times base salary, with a requirement to retain 50% of net shares realized until the ownership level is met. For purposes of determining ownership level, the Committee considers all of an officer’s holdings of our common stock including stock-based incentive compensation awards and grants of full-value shares. During 2011, all of our Named Executive Officers were in compliance with the applicable retention requirement of the guidelines, but as of December 31, 2011, only Mr. Ceccarelli had achieved the applicable target ownership level (in his case, three times base salary).

Consideration of 2011 Advisory Vote on Compensation

At our 2011 annual meeting, our stockholders were provided the opportunity to vote, on an advisory basis, whether to endorse our executive compensation program. Of the shares voting or abstaining on this “say-on-pay” proposal, 97.9% were voted in favor, 1.9% were voted against and 0.2% abstained from voting. The Committee considered these results as evidence of broad-based support for our compensation program and decisions as described in the 2011 proxy statement, and as grounds for maintaining a similar approach for 2012.

The Role of Consultants, Peer Groups, Benchmarking and our Executives

The Compensation Committee has selected and directly retained F.W. Cook as its independent compensation consultant for objective advice and assistance on executive compensation, including the assessment of market-based compensation levels, the selection of our peer group, our pay positioning relative to market, the mix of pay, incentive plan design and other executive compensation matters. It is the general policy of the Board that external compensation consultants for the Committee must be independent and serve the Committee exclusively, and may not perform any other services for the Company at any time. F.W. Cook performs no other services for the Company.

With the assistance of F.W. Cook, the Committee selected a compensation peer group consisting of utility companies with Global Industry Classification Standard codes for electric utilities, gas utilities and multi-discipline utilities. The companies in the compensation peer group range from one-half to two times our size in terms of revenue, and one-third to two times our size in terms of enterprise value. The peer group is believed to be representative of the market for attracting and retaining key executive talent at NV Energy. For 2011, the peer group consisted of:

Allegheny Energy Alliant Energy Ameren Atmos Energy MDU Resources	Nicor NiSource Northeast Utilities NSTAR OGE Energy	Pinnacle West Capital SCANA TECO Energy Wisconsin Energy

The Committee used the analysis of peer group data prepared and presented by F.W. Cook in its effort to set our executive compensation at approximately the median of the peer group. Other factors considered by the Committee in determining compensation for each Named Executive Officer include differentials related to experience and job responsibilities, external market conditions, and pay equity among the officer team.

Our chief executive officer does not play a role in determining his own compensation. He was not present for, and was not involved in, the discussions of compensation recommendations for himself, and he did not meet with F.W. Cook with respect to his compensation.

Similarly, our Named Executive Officers do not play a role in determining their own compensation, other than discussing their annual performance reviews with the chief executive officer. Their compensation is set by the Committee taking into account recommendations of the chief executive officer and input from F.W. Cook.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based on the review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for NV Energy’s 2012 Annual Meeting of stockholders.

COMPENSATION COMMITTEE

Joseph B. Anderson, Jr., Chair

Glenn C. Christenson

Susan F. Clark

Stephen E. Frank

Donald D. Snyder

COMPENSATION TABLES

Summary Compensation Table

The table below summarizes the compensation of our Named Executive Officers for the fiscal year ended December 31, 2011. The amounts are calculated and presented pursuant to applicable SEC and accounting rules and may not represent amounts actually realized in 2011.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Qualified and Non-Qualified Deferred Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Michael W. Yackira	2011	$886,539		$3,479,151		$1,035,000	$2,193,413	$147,810	$7,741,913
CEO	2010	$791,923		$1,811,268		$1,054,000	$1,550,729	$128,479	$5,336,399
	2009	$730,000		$1,744,902		$556,962	$1,333,222	$130,151	$4,495,237

Dilek L. Samil	2011	$475,000		$663,107		$332,000	$32,856	$55,019	$1,557,982
CFO	2010	$263,077	$100,000	$1,726,004		$331,300	$10,523	$144,072	$2,574,976

Jeffrey L. Ceccarelli	2011	$385,000		$479,878		$239,800	$787,064	$55,043	$1,946,785
Sr. VP	2010	$384,769		$506,785		$262,600	$460,590	$74,541	$1,689,285
	2009	$383,000		$639,992		$155,600	$358,935	$78,045	$1,615,572

Paul J. Kaleta	2011	$454,615		$1,494,351		$338,100	$426,142	$56,409	$2,769,617
Sr. VP	2010	$415,385		$552,853		$322,200	$290,734	$36,560	$1,617,732
	2009	$381,154		$743,877		$159,900	$254,856	$37,510	$1,577,297

Anthony F. Sanchez, III	2011	$335,000		$878,064		$210,000	$180,052	$29,131	$1,632,247
Sr. VP

(1)

Included in salary for 2009 were cash perquisites paid to the NEOs to be used at their discretion. The amount for Mr. Yackira was $30,000 and $15,000 for each of the other NEOs. In 2010, the Board fully eliminated all cash perquisites.

(2)

“Stock Awards” consists of the grant date fair values for Performance Units, Performance Shares and restricted stock units. The amounts shown in these columns were not realized by the NEOs during the applicable year, and the value of awards that vest in the future is likely to be different from the amounts shown, based on, among other things, performance of the Company and the price of NVE common stock at the time of payout. In 2011, the Performance Units that were awarded in 2009 vested at 150% of target, and the Performance Shares that were awarded in 2009 vested at 104% of target. Amounts for Messrs. Yackira, Kaleta and Sanchez include restricted stock units that were awarded as a retention incentive and that are subject to a multiple year vesting schedule. These restricted stock units will be forfeited in the event of voluntarily termination of their employment prior to the vesting date. The grant date fair values were calculated in accordance with FASB ASC 718. For assumptions used in these calculations, refer to Note 12, Stock Compensation Plans, of the Notes to Financial Statements in the Companies’ Annual Reports on Form 10-K for the year ended December 31, 2011.

(3)

The amounts presented for Non-Equity Incentive Plan awards consist of payouts made pursuant to the STIP earned in 2011, and are calculated at a percentage of base salary (which base salary amounts may differ from the amounts reported in the “Salary” column because of how salaries are reported for W-2 purposes).

(4)	Amounts for Non-Qualified Deferred Compensation do not include above-market or preferential earnings within the meaning of Item 402(c)(viii)(B).

(5)	Amounts for All Other Compensation consisted of the following for 2011:

	ALL OTHER COMPENSATION TABLE
Description	Mr. Yackira	Ms. Samil	Mr. Ceccarelli	Mr. Kaleta	Mr. Sanchez
Company contributions to the 401(k) deferred compensation plan	$14,700	$14,700	$14,700	$14,700	$14,700
Company contributions to the Executive 401(k) restoration deferred compensation plan (i)	$56,300	$21,785	$17,618	$19,713	$0
Imputed income on group term life insurance and premiums paid for executive term life policies	$45,546	$11,032	$10,871	$11,732	$3,635
Club memberships	$21,864	$7,502	$4,854	$10,264	$10,796
Housing allowance for alternate work location (ii)	$9,400	n/a	$7,000	n/a	n/a

Total	$147,810	$55,019	$55,043	$56,409	$29,131

(i)	Amounts shown as “Company contributions to the executive 401(k) restoration deferred compensation plan” are also reported in the Non-Qualified Deferred Compensation Table.
(ii)

During 2011, our Board eliminated the housing allowance for Messrs. Yackira and Ceccarelli. The amounts shown above for 2011 represent payments made prior to our Board’s decision to fully eliminate such allowances.

Grants Of Plan-Based Awards

All grants of plan-based awards to the Named Executive Officers of NVE in 2011 are presented in the table below. The incentive plans under which these grants were made are described in more detail in the Compensation Discussion and Analysis section.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards (#)	All Other Option Awards (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael W. Yackira
Performance Units	2/28/2011				44,801	89,601	134,402				$1,316,239
Performance Shares	2/28/2011				22,400	44,800	67,200				$658,112
Restricted Stock Units (3)	8/04/2011							110,000			$1,504,800
Short-Term Incentive Plan	1/01/2011	$450,000	$900,000	$1,350,000

Dilek L. Samil
Performance Units	2/28/2011				15,047	30,093	45,140				$442,066
Performance Shares	2/28/2011				7,524	15,047	22,571				$221,040
Short-Term Incentive Plan	1/01/2011	$142,500	$285,000	$427,500

Jeffrey L. Ceccarelli
Performance Units	2/28/2011				10,889	21,778	32,667				$319,919
Performance Shares	2/28/2011				5,445	10,889	16,334				$159,959
Short-Term Incentive Plan	1/01/2011	$105,875	$211,750	$317,625

Paul J. Kaleta
Performance Units	2/28/2011				13,010	26,020	39,030				$382,234
Performance Shares	2/28/2011				6,505	13,010	19,515				$191,117
Restricted Stock Units (3)	5/04/2011							60,000			$921,000
Short-Term Incentive Plan	1/01/2011	$138,000	$276,000	$414,000

Anthony F. Sanchez, III
Performance Units	2/28/2011				9,475	18,950	28,425				$278,375
Performance Shares	2/28/2011				4,738	9,475	14,213				$139,188
Restricted Stock Units (3)	5/04/2011							30,000			$460,500
Short-Term Incentive Plan	1/01/2011	$92,125	$184,250	$276,375

(1)	The following amounts were realized by the NEOs for 2011, and paid in early 2012: Mr. Yackira $1,035,000, Ms. Samil $332,000, Mr. Ceccarelli $239,800, Mr. Kaleta $338,100, and Mr. Sanchez $210,000.
(2)

The Performance Unit and Performance Share grants dated February 28, 2011, will vest on December 31, 2013, to the extent that performance targets are met subject to the ranges described below. The vesting criteria for 2011 Performance Unit grants are tied to TSR relative to a defined peer group over a three-year period, and Performance Share grants are tied to average corporate STIP performance over a three-year period.

i.

The threshold represents the minimum acceptable performance which, if attained, results in payment of 50% of the target award. Performance below the minimum acceptable level results in no award earned.

ii.	The target indicates a level of outstanding performance which, if attained, results in payment of 100% of the target award.
iii.	The maximum represents a level indicative of exceptional performance which, if attained, results in a payment of 150% of the target award.
(3)

Mr. Yackira’s restricted stock unit award will cliff-vest four years from the date of grant. The restricted stock unit awards for Messrs. Kaleta and Sanchez will cliff-vest three years from the date of grant.

Outstanding Equity Awards At Fiscal Year End

The following table provides information about all awards held by the Named Executive Officers at December 31, 2011:

		OPTION AWARDS					STOCK AWARDS
Name		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Earned Shares or Units of Stock that Have Not Vested (#)	Market Value of Earned Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Michael W. Yackira
Options (2/07/2005)	(2)	18,638			10.05	2/08/2015
Options (2/07/2005)	(3)	4,660			10.05	2/08/2015
Options (2/07/2006)	(2)	17,527			13.29	2/08/2016
Options (2/14/2007)	(2)	38,356			17.99	2/15/2017
Options (5/09/2007)	(5)	200,000			18.63	5/09/2017
Performance Units (2/02/2010)	(4)						68,745	$1,123,981	34,373	$561,999
Performance Shares (2/02/2010)	(4)						34,373	$561,999	17,186	$280,991
Performance Units (2/28/2011)	(4)						29,867	$488,325	59,734	$976,651
Performance Shares (2/28/2011)	(4)						14,933	$244,155	29,867	$488,325
Restricted Stock Units (8/04/2011)	(9)						11,226	$183,545	98,774	$1,614,955
Dilek L. Samil
Performance Units (8/05/2010)	(4)						15,504	$253,490	7,752	$126,745
Performance Shares (8/05/2010)	(4)						7,752	$126,745	3,876	$63,373
Performance Units (2/28/2011)	(4)						10,031	$164,007	20,062	$328,014
Performance Shares (2/28/2011)	(4)						5,016	$82,012	10,031	$164,007
Restricted Stock Units (6/01/2010)	(8)						58,064	$949,346	51,936	$849,154
Jeffrey L. Ceccarelli
Options (1/01/2002)	(2)	34,500			15.58	1/02/2012
Options (2/07/2006)	(2)	14,886			13.29	2/08/2016
Options (2/14/2007)	(2)	18,611			17.99	2/15/2017
Performance Units (2/02/2010)	(4)						19,235	$314,492	9,617	$157,238
Performance Shares (2/02/2010)	(4)						9,617	$157,238	4,809	$78,627
Performance Units (2/28/2011)	(4)						7,259	$118,685	14,519	$237,386
Performance Shares (2/28/2011)	(4)						3,630	$59,351	7,259	$118,685
Paul J. Kaleta
Options (2/01/2006)	(6)	30,000			13.10	2/02/2016
Options (02/07/2006)	(2)	8,224			13.29	2/08/2016
Options (2/07/2006)	(3)	2,112			13.29	2/08/2016
Options (2/07/2006)	(2)	14,405			13.29	2/08/2016
Options (2/14/2007)	(2)	16,667			17.99	2/15/2017
Performance Units (2/02/2010)	(4)						20,983	$343,072	10,492	$171,544
Performance Shares (2/02/2010)	(4)						10,491	$171,528	5,246	$85,772
Performance Units (2/28/2011)	(4)						8,673	$141,804	17,347	$283,623
Performance Shares (2/28/2011)	(4)						4,337	$70,910	8,673	$141,804
Restricted Stock Units (2/06/2009)	(7)						9,662	$157,974	338	$5,526
Restricted Stock Units (5/04/2011)	(7)						13,205	$215,902	46,795	$765,098
Anthony F. Sanchez, III
Options (8/07/2007)	(2)	7,778			15.69	8/07/2017
Performance Units (2/02/2010)	(4)						16,737	$273,650	8,368	$136,817
Performance Shares (2/02/2010)	(4)						8,368	$136,817	4,184	$68,408
Performance Units (2/28/2011)	(4)						6,317	$103,283	12,633	$206,550
Performance Shares (2/28/2011)	(4)						3,158	$51,633	6,317	$103,283
Restricted Stock Units (5/04/2011)	(10)						6,603	$107,959	23,397	$382,541

(1)

Market Value is based on the December 30, 2011, closing trading price of NVE stock of $16.35; all incentive plan Performance Share awards are shown as achieving the target level of performance, which results in a 100% payout of the award.

(2)	These option awards vest over a three-year period, one-third each year beginning one year after grant date.
(3)	This grant was earned on September 12, 2007, upon the restoration of NVE’s common stock dividend.
(4)	These Performance Units and Performance Share awards will be paid at the end of a three-year performance period if the specified performance measures are achieved.
(5)	This grant was awarded to Mr. Yackira upon his promotion to president and chief executive officer of NVE, and vested at one-third each year beginning one year after grant date.
(6)	This grant was awarded to Mr. Kaleta upon his hire in 2006, and vested one year from date of grant.
(7)	These grants were awarded to Mr. Kaleta as a retention incentive, and will vest three years from the date of grant. The award granted on February 6, 2009, vested on February 6, 2012.
(8)	This grant was awarded to Ms. Samil shortly after her hire in 2010, and will fully vest three years from the date of grant.
(9)	This grant was awarded to Mr. Yackira as a retention incentive, and will vest four years from the date of grant.
(10)	This grant was awarded to Mr. Sanchez as a retention incentive, and will vest three years from the date of grant.

Option Exercises And Stock Vested

The following table provides information on the exercises of options and vesting of stock awards during 2011:

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Michael W. Yackira
Performance Units			159,936	$2,614,954
Performance Shares			55,444	$906,509

Dilek L. Samil (3)
Performance Units			—	$—
Performance Shares			—	$—

Jeffrey L. Ceccarelli
Performance Units			58,661	$959,107
Performance Shares			20,336	$332,494

Paul J. Kaleta
Performance Units			58,184	$951,308
Performance Shares			20,170	$329,780

Anthony F. Sanchez, III
Performance Units			49,416	$807,952
Performance Shares			17,131	$280,092

(1)

Based on the performance results over the three-year vesting period, the 2009 Performance Unit grants were awarded at 150% of the original shares granted, and the Performance Share grants were awarded at 104% of the original shares granted.

(2)

The value realized on vesting equals the market value on the vesting date. The Performance Unit and Performance Share awards vested on December 31, 2011, and the amounts are calculated using the year end closing price of NVE common stock of $16.35. The Performance Unit and Performance Share awards were paid out on February 10, 2012, after the Board gave its final approval on the 2011 compensation package; and such payouts were made using the closing price of NVE common stock on the payout date of $16.39.
(3)	Ms. Samil’s awards granted after her hire in 2010 begin to vest in 2013.

Pension Benefits

The NVE Retirement Plan provides retirement benefits which are calculated either under a cash balance formula (as a percentage of eligible earnings plus interest) or under a traditional final average pay formula (as a percentage of eligible earnings for each year of service). All Named Executive Officers participate in this plan. Benefits for each of our Named Executive Officers are calculated under the cash balance formula, except Mr. Ceccarelli, whose benefits are calculated under the final average pay formula.

Cash balance formula benefits are calculated monthly for each employee on a pro forma basis, at an earnings credit rate based on a percentage of the employee’s eligible earnings (i.e., base pay and STIP). The earnings credit rate ranges from 4 to 8% depending on the employee’s “points” (age plus years of vesting service) on April 1, 2008. The earnings credit for all employees hired after April 1, 2008, is fixed at 4%. Individual cash balance accounts are credited annually with an interest credit based on the 30-year U.S. Treasury Bond yield average, with a minimum credit of 5.27%.

Traditional final average pay formula benefits are calculated in the form of a lifetime annuity beginning at age 65, according to the following formula: (1.325% x Final Average Earnings x Benefit Accrual Service) + (0.475% x Excess Compensation x Benefit Accrual Service up to 35 year maximum), with capitalized terms defined in the plan. If Mr. Ceccarelli retires before age 62, the benefits will be reduced by an early retirement factor.

All of our Named Executive Officers also participate in the NVE Retirement Restoration Plan. This plan provides a benefit equal to the difference between the amount that would have been payable under the Retirement Plan in the absence of laws limiting pension benefits, and the amount actually payable under the Retirement Plan. The formula for determining an employee’s benefit under the Retirement Restoration Plan is the same as under the Retirement Plan. In the Retirement Restoration Plan, however, total eligible compensation (as defined in the Retirement Plan and without applying the IRS limitations on annual compensation and benefits) is used to determine a total retirement benefit. The portion of that total retirement benefit payable from the Retirement Plan is subtracted and the excess is payable from the Retirement Restoration Plan.

Finally, we maintain a Supplemental Executive Retirement Plan (“SERP”) that was frozen to new participants effective April 1, 2008. Each of our Named Executive Officers, except Ms. Samil, participates in the SERP. SERP benefits are calculated as a lifetime annuity commencing at age 62 based on the following formula: (3.0% x SERP Final Average Earnings x Years of Service up to 15) + (1.5% x SERP Final Average Earnings x Years of Service over 15, capped at 25 years). The benefit payable under the SERP is reduced by the benefits payable under the Retirement Plan and the Retirement Restoration Plan.

The following table provides the present value of accumulated retirement benefits payable to each of our Named Executive Officers under each plan described above. In calculating the present value of the accumulated benefits, we used pension economic assumptions utilized for NVE’s financial reporting for fiscal year end 2011 calculated in accordance with the Compensation Retirement Benefits Topic of the FASC, with a measurement date of December 31 for all calculations and utilizing the following assumptions:

•	The discount rate for fiscal year end 2011 was 4.92% for the Retirement Plan, 5.01% for the Restoration Plan, and 4.51% for the SERP;

•	Postretirement mortality is based on the Generational RP 2000 mortality table with Scale AA, no collar;

•	There was assumed to be no pre-retirement mortality, turnover, or disability;

•

Retirement age was assumed to be the greater of age 62 and current age for participants benefiting under the traditional design (i.e., Mr. Ceccarelli), and is assumed to be current age for participants benefiting under the cash balance design (Named Executive Officers other than Mr. Ceccarelli); and

•	The present value of the SERP benefit was calculated as the present value of the total SERP benefit less the present value of the Retirement and Restoration Plan benefits.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Michael W. Yackira (2)(3)(5)	Retirement Plan	N/A	$294,804	$0
	Restoration Plan	N/A	$767,591	$0
	SERP Plan	10.917	$5,732,557	$0

Dilek L. Samil (2)	Retirement Plan	N/A	$18,782	$0
	Restoration Plan	N/A	$24,597	$0
	SERP Plan	N/A	$0	$0

Jeffrey L. Ceccarelli (4)(6)	Retirement Plan	36.250	$1,437,362	$0
	Restoration Plan	36.250	$2,141,970	$0
	SERP Plan	37.333	$367,798	$0

Paul J. Kaleta (2)	Retirement Plan	N/A	$112,534	$0
	Restoration Plan	N/A	$138,912	$0
	SERP Plan	5.917	$987,194	$0

Anthony F. Sanchez, III (2)	Retirement Plan	N/A	$57,088	$0
	Restoration Plan	N/A	$42,180	$0
	SERP Plan	4.417	$356,503	$0

(1)	Internal Revenue Code section 409A regulations may delay payment by six months. This was not taken into account in the present value calculations.
(2)

Credited Service is not applicable for participants benefiting under the cash balance plan design. For participants in the cash balance design, additional amounts payable due to protection of the accrued benefit under the previous design were not contemplated.

(3)	Mr. Yackira’s benefit under the SERP includes two years of imputed service, to be granted upon attainment of age 62.
(4)	Mr. Ceccarelli’s benefit under the SERP plan includes 1 year and 1 month of imputed service.
(5)	A portion of Mr. Yackira’s benefit is payable to a former spouse.
(6)	The 2012 value of covered compensation was used for the above calculations.

Potential Payments Upon Termination Or Change In Control

The following tables show the estimated payments each of our Named Executive Officers could receive upon their termination under various circumstances, including a change in control. The amounts shown assume that the termination was effective as of December 31, 2011. Actual amounts to be paid out can only be determined at the time of separation. Named Executive Officers are not eligible for tax gross-ups on severance payments in relation to either Internal Revenue Code Section 280(g) or 4999. The footnotes are presented after the final table. Our change in control policy defines various terms as follows:

•

“Cause” means (i) the willful and continued failure by the executive to substantially perform his or her duties (other than as a result of incapacity due to physical or mental illness) after written demand by the Board and a 30-day cure period, or (ii) the willful engaging by the executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

•

“Good Reason” means (unless corrected within 30 days of notice by the executive to the Company): (i) certain changes in the nature or status of the executive’s responsibilities from those in effect prior to a change in control; (ii) a reduction in base salary (other than salary reductions similarly affecting all senior executives); (iii) the failure to pay, within 30 days of the date due, any portion of the executive’s current compensation (other than a compensation deferral or good faith reduction related to unfavorable business conditions or circumstances similarly affecting all senior executives) or any portion of an installment of deferred compensation; (iv) the failure to continue in effect any compensation plan in which the executive participates immediately prior to a change in control that is material to his or her total compensation unless an alternative plan has been put in place, or the failure to continue the executive’s participation in such a plan (or alternative plan) on a basis not materially less favorable as existed prior to the change in control; or (v) the failure to continue to provide the executive with benefits substantially similar to those provided to him or her under benefit plans in which the executive participates immediately prior to a change in control (other than changes similarly affecting all senior executives) or to continue to provide the executive with any material fringe benefit or substantially the same number of paid vacation days as provided at the time of a change in control.

•

“Change in Control” means (i) any person becomes the beneficial owner of 40% or more of the combined voting power of the Company’s then outstanding securities (excluding certain acquisitions directly from the Company) (ii) the Board is no longer composed of at least a majority of the individuals who were on the Board on the effective date of the NV Energy change in control policy, and new directors (other than those whose initial assumptions of office is in connection with an actual or threatened contest) who were appointed, elected or nominated for election by a vote of at least two-thirds of the directors then in office who were directors on the effective date of the NV Energy change in control policy or whose appointment, election or nomination was previously so approved, (iii) a merger or consolidation of the Company or any subsidiary with any other corporation (other than certain recapitalizations and other mergers and consolidations in which the Company’s stockholders continue to hold two-thirds of the voting securities of the combined entity), (iv) the approval of a complete liquidation or dissolution of the Company, or (v) the sale of a majority of the Company’s outstanding stock or the approval of the sale of all or substantially all of the Company’s assets.

Michael W. Yackira, CEO

Type of Benefit	For Cause (1)	Death	Disability (2)	Retirement (3)	Without Cause (4)	Change in Control (5) (7) (10) (13)
Cash Severance (6)	$—	$—	$—	$—	$—	$5,400,000
Lump Sum Pension
Service Equivalent (8)	$—	$—	$—	$—	$—	$3,046,607
Life Insurance Proceeds (9)	$—	$1,750,000	$—	$—	$—	$—
Equity Benefits (11)
Performance Shares	$—	$2,416,258	$2,416,258	$2,416,258	$—	$2,416,258
Restricted Stock Units	$—	$186,658	$186,658	$186,658	$—	$1,828,486
Unexercisable Options	$—	$—	$—	$—	$—	$—
Total	$—	$2,602,916	$2,602,916	$2,602,916	$—	$4,244,744
Retirement Benefits (12)
NVE Retirement Plan	$22,124	$22,124	$22,124	$22,124	$22,124	$22,124
NVE Restoration Plan	$57,605	$57,605	$57,605	$57,605	$57,605	$57,605
NVE SERP	$—	$364,547	$327,524	$327,524	$327,524	$327,524
Retiree Medical	$—	$—	$—	$—	$—	$—
Total (Annual Benefits)	$79,729	$444,276	$407,253	$407,253	$407,253	$407,253
Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$155,270
Total	$79,729	$4,797,192	$3,010,169	$3,010,169	$407,253	$13,253,874

Dilek L. Samil, CFO

Type of Benefit	For Cause (1)	Death	Disability (2)	Retirement (3)	Without Cause (4)	Change in Control (5) (7) (10) (13)
Cash Severance (6)	$—	$—	$—	$—	$—	$2,280,000
Lump Sum Pension
Service Equivalent (8)	$—	$—	$—	$—	$—	$140,135
Life Insurance Proceeds (9)	$—	$1,430,000	$—	$—	$—	$—
Equity Benefits (11)
Performance Shares	$—	$625,677	$625,677	$—	$—	$625,677
Restricted Stock Units	$—	$791,553	$791,553	$—	$—	$1,798,500
Unexercisable Options	$—	$—	$—	$—	$—	$—
Total	$—	$1,417,230	$1,417,230	$—	$—	$2,424,177
Retirement Benefits (12)
NVE Retirement Plan	$—	$—	$—	$—	$—	$—
NVE Restoration Plan	$—	$—	$—	$—	$—	$—
NVE SERP	$—	$—	$—	$—	$—	$—
Retiree Medical	$—	$—	$—	$—	$—	$—
Total (Annual Benefits)	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$47,587
Total	$—	$2,847,230	$1,417,230	$—	$—	$4,891,899

Jeffrey L. Ceccarelli, Sr. VP

Type of Benefit	For Cause (1)	Death	Disability (2)	Retirement (3)	Without Cause (4)	Change in Control (5) (7) (10) (13)
Cash Severance (6)	$—	$—	$—	$—	$—	$1,052,067
Lump Sum Pension
Service Equivalent (8)	$—	$—	$—	$—	$—	$458,330
Life Insurance Proceeds (9)	$—	$1,160,000	$—	$—	$—	$—
Equity Benefits (11)
Performance Shares	$—	$649,172	$649,172	$649,172	$—	$649,172
Restricted Stock Units	$—	$—	$—	$—	$—	$—
Unexercisable Options	$—	$—	$—	$—	$—	$—
Total	$—	$649,172	$649,172	$649,172	$—	$649,172
Retirement Benefits (12)
NVE Retirement Plan	$106,252	$70,056	$106,252	$106,252	$106,252	$106,252
NVE Restoration Plan	$160,319	$105,705	$160,319	$160,319	$160,319	$160,319
NVE SERP	$—	$16,928	$25,674	$25,674	$25,674	$25,674
Retiree Medical	$—	$—	$—	$—	$—	$—
Total (Annual Benefits)	$266,571	$192,689	$292,245	$292,245	$292,245	$292,245
Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$69,493
Total	$266,571	$2,001,861	$941,417	$941,417	$292,245	$2,521,307

Paul J. Kaleta, Sr. VP

Type of Benefit	For Cause (1)	Death	Disability (2)	Retirement (3)	Without Cause (4)	Change in Control (5) (7) (10) (13)
Cash Severance (6)	$—	$—	$—	$—	$—	$2,208,000
Lump Sum Pension
Service Equivalent (8)	$—	$—	$—	$—	$—	$909,820
Life Insurance Proceeds (9)	$—	$1,385,000	$—	$—	$—	$—
Equity Benefits (11)
Performance Shares	$—	$726,661	$726,661	$726,661	$—	$726,661
Restricted Stock Units	$—	$379,505	$379,505	$379,505	$—	$1,168,665
Unexercisable Options	$—	$—	$—	$—	$—	$—
Total	$—	$1,106,166	$1,106,166	$1,106,166	$—	$1,895,326
Retirement Benefits (12)
NVE Retirement Plan	$9,261	$9,261	$9,261	$9,261	$9,261	$9,261
NVE Restoration Plan	$11,389	$11,389	$11,389	$11,389	$11,389	$11,389
NVE SERP	$—	$97,635	$64,121	$64,121	$64,121	$64,121
Retiree Medical	$—	$—	$—	$—	$—	$—
Total (Annual Benefits)	$20,650	$118,285	$84,771	$84,771	$84,771	$84,771
Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$61,860
Total	$20,650	$2,609,451	$1,190,937	$1,190,937	$84,771	$5,159,777

Anthony F. Sanchez III, Sr. VP

Type of Benefit	For Cause (1)	Death	Disability (2)	Retirement (3)	Without Cause (4)	Change in Control (5) (7) (10) (13)
Cash Severance (6)	$—	$—	$—	$—	$—	$1,557,750
Lump Sum Pension
Service Equivalent (8)	$—	$—	$—	$—	$—	$584,378
Life Insurance Proceeds (9)	$—	$1,010,000	$—	$—	$—	$—
Equity Benefits (11)
Performance Shares	$—	$564,862	$564,862	$—	$—	$564,862
Restricted Stock Unit	$—	$109,356	$109,356	$—	$—	$502,583
Unexercisable Options	$—	$—	$—	$—	$—	$—
Total	$—	$674,218	$674,218	$—	$—	$1,067,445
Retirement Benefits (12)
NVE Retirement Plan	$3,616	$3,616	$3,616	$3,616	$3,616	$3,616
NVE Restoration Plan	$2,672	$2,672	$2,672	$2,672	$2,672	$2,672
NVE SERP	$—	$62,624	$34,768	$—	$34,768	$34,768
Retiree Medical	$—	$—	$—	$—	$—	$—
Total (Annual Benefits)	$6,288	$68,912	$41,056	$6,288	$41,056	$41,056
Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$54,781
Total	$6,288	$1,753,130	$715,274	$6,288	$41,056	$3,305,410

(1)	Termination for cause, other than under a change in control, means termination for reasons related to moral turpitude, conviction of a felony, or voluntary resignation without Board’s consent or approval.
(2)

Termination on the basis of disability assumes the disability preventing the executive from successfully fulfilling the duties of his position occurred on or before June 1, 2011 and NV Energy gave 30 days’ notice of termination, with an effective date of December 31, 2011. In addition, for the purpose of this calculation we have assumed that the Named Executive Officer does not exercise the appeal provision of the disability determination process.
(3)	Termination on the basis of retirement assumes that the executive voluntarily resigned and is eligible to retire effective December 31, 2011.
(4)	Termination without cause requires the Company to decide to terminate the employment relationship without notice or providing a reason.
(5)	“Change in Control” assumes that the executive was terminated without cause or resigned with good reason within 24 months following a corporate change in control or potential change in control scenario as defined by the Company’s change in control policy dated January 1, 2011. For the purpose of this calculation it is assumed that the executive’s termination coincides with a change in control effective date of December 31, 2011, and it is further assumed that the Company’s change in control policy dated January 1, 2011 would supersede all other agreements entered into individually with each executive.
(6)	Cash severance is defined as all those payments owed or owing to the executive which are payable in cash under the different termination scenarios. While different payments may be paid in lump sum or over a period of time (e.g., one year), for the purpose of these calculations the value of the cash severance payments are determined based on the assumption that they are made in lump sum form on or about the termination date. In addition, it is assumed that all accrued and unused vacation time for 2011 has been used (and or paid) and all base salary has been paid through the last day of the year.
(7)	The value of cash severance for termination following a change in control represents three times annual base salary plus the higher of 2011 or 2010 target short-term annual incentive for all Named Executive Officers.
(8)	Under the terms of our change in control policy, the lump sum pension service equivalent is payable as a single lump sum cash payment, and is equal to the value of additional accruals the executive would have received under the Company’s pension plans had the executive continued in employment for an additional period of time specified in the change in control policy. Additional service, as defined in the change in control policy, is interpreted to apply as additional pay accruals under the cash balance design.
(9)	Each Named Executive Officer is covered by NV Energy’s Executive Life Insurance Program through MetLife with benefits payable to a designated beneficiary in the event of death valued at the amounts outlined in the table.
(10)	The value of the health and welfare benefits to be provided to an executive and his or her family (if appropriate) is based on the value of current elections prior to termination, assumes no change in benefit elections and continues to require contributions by the Named Executive Officer at the applicable employee rate. For each of the Named Executive Officers, the opportunity to continue in the health program at the applicable employee rate beyond employment is available for up to 36 months following a change in control, and this is assumed to run concurrently with any potential COBRA or other regulatory mandate for coverage following termination.
(11)	Equity award values are based on the December 30, 2011 closing price of $16.35. In addition, the calculations reflect any applicable legal agreements affecting accelerated vesting of outstanding performance or other share awards as well as the immediate right to exercise any outstanding and unvested stock options. The values are based on the assumption that any unvested portion of performance grants would have been vested had the performance cycle not been truncated and any pro-rata calculations are based on initial grant date from the start of the performance cycle through December 31, 2011.
(12)

In addition to the benefits available as a component of severance, each executive participates in the pension plans disclosed in the Pension Plan Table with current accrued values. Executives would also be eligible for payments from these plans of all vested accrued benefits. The value of any retirement benefits reflected herein is the amount of a single life annuity for one year at the first date the executive would be eligible to receive a benefit. For death benefits for Mr. Ceccarelli, his spouse is assumed to be no more than five years younger than the participant. Annuity conversion interest rates are assumed to be the rates applicable for 2011 adjusted for appropriate phase-in in future years. Payments calculated for Mr. Yackira do not include the additional years of service promised under the SERP upon reaching age 62. Although annual annuities are shown above, all benefits could be paid as a lump sum, except for those to Mr. Ceccarelli under the Retirement Plan (traditional design) and Retiree Medical benefits to any participant. Participants in the

SERP who are eligible for special disability benefits are assumed to instead elect to commence ordinary retirement benefits at current age.
(13)	Named Executive Officers are subject to a reduction in change in control payments if the reduction would result in the “best net” benefit to the executive, with consideration for income tax under Internal Revenue Code Sections 280(G) and 4999. The reduction would apply to Mr. Ceccarelli, assuming a change in control and termination occurs on December 31, 2011.

Non-Qualified Deferred Compensation

We maintain one non-qualified deferred compensation plan, the NVE 401(k) Restoration Plan. This plan supplements benefits payable under the Company’s 401(k) Plan.

Under this plan, benefits are paid following the participant’s separation from service or at a specified date during service as designated by the participant each year during an annual enrollment period. Each participant may designate up to two retirement distribution accounts and up to two in-service distribution accounts. Distributions under the retirement distribution accounts may be in the form of a single lump sum or up to ten annual installment payments as selected by the employee. Distributions under the in-service distribution accounts may be in the form of a single lump sum or up to five annual installment payments as selected by the employee. Distributions to key employees (as defined under IRS rules) as a result of separation from service are delayed for six months.

The following table shows the 2011 activity and ending balances for each of the Named Executive Officers in the NVE 401(k) Restoration Plan:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Last Fiscal Year End ($) (5)
Michael W. Yackira
CEO	$70,000	$56,300	$(12,771)	$(261,191)	$296,274
Dilek L. Samil
CFO	$118,746	$21,785	$3,831	—	$194,963
Jeffrey L. Ceccarelli
Sr. VP	$18,000	$17,618	$(3,684)	—	$221,205
Paul J. Kaleta
Sr. VP	$7,500	$19,713	$2,764	—	$128,326
Anthony F. Sanchez, III
Sr. VP	$10,000	—	$145	—	$10,145

(1)	None of the amounts in the Executive Contributions in Last Fiscal Year column are included in the Summary Compensation Table for the designated Named Executive Officer.
(2)	The amounts shown in the Registrant Contributions in Last Fiscal Year column are also reported as All Other Compensation in the Summary Compensation Table for the designated Named Executive Officer.
(3)	The amounts shown in the Aggregate Earnings in Last Fiscal Year column are not treated as above-market or preferential earnings within the meaning of Item 402(c)(viii)(B), because such earnings are the same as the return paid on amounts invested in an externally managed investment fund that is available to all employees participating in the non-discriminatory tax qualified 401(k) plan sponsored by the employer.
(4)	The distribution reported for Mr. Yackira was made pursuant to a domestic relations order, and is not shown in the Summary Compensation Table.
(5)	None of the Aggregate Balance at Last Fiscal Year End includes money previously reported as earnings in the Summary Compensation Table for the designated NEO.

COMPENSATION OF DIRECTORS

Our director compensation program is approved by our Board and pays each Non-Employee Director the following compensation:

•	An annual board retainer of $135,000, at least $75,000 of which is paid in our common stock; and

•	An annual committee retainer of $7,500 for service on the Compensation, Finance or Nominating and Governance Committee, or $10,000 for service on the Audit Committee.

In addition, our program provides the following compensation for chair services:

•	The non-executive chairman is paid an annual chair retainer of $75,000, which may be taken in Company stock and is in lieu of any committee retainer;

•	The chairs of the Finance and Nominating and Governance Committees receive an annual chair retainer of $7,500, in addition to the regular committee retainer; and

•	The chairs of the Audit and Compensation Committees receive an annual chair retainer of $10,000, in addition to the regular committee retainer.

In 2011, our director compensation program further provided for payment of a travel fee to directors for attending Board or committee meetings outside their home town. Nevada resident directors who attended a meeting outside their home town received a daily fee of $600. Non-Nevada resident directors who attended a meeting outside their home town received a daily fee of $1,200. The Board has discontinued the payment of travel fees effective January 1, 2012.

Non-Employee Director Stock Plan

Stock to fulfill the common stock portions of the non-employee director retainers is issued under our Director Stock Plan. The Board determined that at least $75,000 of the annual retainer for each director is to be paid in shares of our common stock. Each director may elect to take the remainder in cash or in stock, and a stock award may be deferred until such time as the director is no longer a non-employee director.

Under the Director Stock Plan, the number of shares awarded to fulfill the stock portion of the retainer is determined using the average daily high and low sale prices of the Company’s common stock for all trading days during the calendar month preceding the date of the applicable annual meeting of stockholders. On February 10, 2012, the Board amended and restated the plan subject to stockholder approval at the 2012 Annual Meeting. Upon receipt of such approval, the Amended and Restated Director Stock Plan will provide that the number of shares awarded to fulfill the stock portion of the retainer will be determined using grant date fair value of our common stock, consistent with FASB ASC 718.

Phantom Stock for Pre-1999 Nevada Power Company Director

Prior to the 1999 merger of NPC and Sierra Pacific Resources (“SPR”) (now known as NV Energy, Inc.), the two companies’ retirement plans for outside directors were terminated. The actuarial value of the vested benefits of each then-serving director was converted into “phantom stock” and credited to an account with a notional value equal to the fair market value of NPC and SPR common stock, respectively, on the date of the applicable plan terminations. These “phantom stock” accounts are credited with dividend equivalents at the same time and at the same rate as dividends on our common stock are paid. The value of a director’s phantom stock account will be paid upon the director’s departure from the Board, in shares of our common stock or cash at the discretion of the Board. As of December 31, 2011, only one director, Mr. O’Reilly, has a phantom stock account, as he is the sole remaining legacy director of NPC or SPR.

2011 Director Compensation Table

This table sets forth the compensation earned by our non-employee directors in 2011. Our only employee director, Mr. Yackira, is not separately compensated for his Board service. His compensation is reported in our Summary Compensation Table starting on page 30.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (3)(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Mr. Anderson (1)	$97,100	$77,146					$174,246
Mr. Christenson (1)	$87,500	$77,146					$164,646
Ms. Clark (2)(3)	$84,600	$77,146				$1,860	$163,606
Mr. Day (2)(4)	$5,000					$256,406	$261,406
Mr. Frank	$82,300	$77,146					$159,446
Mr. Kennedy (2)(3)	$82,300	$77,146				$8,880	$168,326
Ms. Mullarkey	$82,300	$77,146					$159,446
Mr. O’Reilly (1)(2)(3)	$85,000	$77,146				$20,036	$182,182
Mr. Satre (2)(3)(6)	$64,800	$128,711				$32,326	$225,837
Mr. Snyder (1)(2)(3)	$82,500	$77,146				$14,060	$173,706

(1)	Chair of a committee.
(2)	All Other Compensation represents cash paid in lieu of dividend payments on deferred stock awards.
(3)

Elected to defer payment of the stock portion of their 2011 director retainer until such time as they are no longer directors; the deferral is reflected in the Stock Awards column. There were no unvested stock awards at December 31, 2011.

(4)

Mr. Day retired from the Board in February 2011. The amount reflected in the All Other Compensation column consists of $5,694 cash paid in lieu of dividend payments on deferred stock awards and $250,712 cash payout of phantom stock.

(5)

Values in this column represent the stock portion of the annual director retainer and non-executive chair retainer. The number of shares awarded was determined using the average daily high and low sale prices of our common stock for all trading days during the calendar month preceding the date of the applicable annual meeting of stockholders, which was $14.92. In accordance with FASB ASC 718, the value of the stock awards reported in this table is the fair market value based on the closing price as of the day of issuance which, per the NYSE, was $15.35 on May 3, 2011, except for Mr. Satre’s chair retainer as described in the footnote below.

(6)

Mr. Satre elected to receive his entire chairman’s retainer in stock, and deferred payment of the stock award until such time as he is no longer a director. This retainer is included in the Stock Awards column, together with Mr. Satre’s director retainer, discussed in footnote 5. There were no unvested stock awards at December 31, 2011. The number of shares awarded was determined using the average daily high and low sale prices of our common stock for all trading days during the calendar month preceding the date of the applicable annual meeting of stockholders, which was $14.92. In accordance with FASB ASC 718, the value of the chair retainer reported in this table is the fair market value based on the closing price as of the day of issuance which, per the NYSE, was $13.68 on August 4, 2011. In order to synchronize the payment cycle of the Board chair retainer with the other annual Board retainers in future compensation years, Mr. Satre’s chair retainer was pro-rated to cover the period until the 2012 Annual Meeting, resulting in a payment of $51,565 in 2011.

EQUITY COMPENSATION PLAN INFORMATION

This table sets forth information as of December 31, 2011, regarding our Non-Employee Director Stock Plan (NEDSP), Employee Stock Purchase Plan (ESPP) and Long-Term Incentive Plan (LTIP). We have no equity compensation plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (#)	Weighted Average Exercise Price of Outstanding Options, Warrants And Rights (b) ($)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excl. Securities Reflected In Column (a)) (c) (#)
NEDSP (1)	n/a	n/a	237,505
ESPP (2)	n/a	n/a	847,836
LTIP (3)	3,242,329	$16.38	2,931,639

(1)

The NEDSP was first approved in 2003 and currently provides for the issuance of up to 700,000 shares of common stock over a ten-year period to directors who are not employees of the Company in lieu of the annual retainer, or as a portion of the annual retainer for their Board service.

(2)

The ESPP was first approved by our stockholders on June 19, 2000. A first amendment and restatement was approved on April 28, 2008. A second amendment and restatement of the plan was approved by our stockholders on May 4, 2010, which increased the shares reserved for issuance thereunder from 900,162 to 1,900,162. Under this plan, eligible employees may save regularly by payroll deductions and twice each year use their savings to purchase shares of our common stock. As of December 31, 2011, we had issued a total of 1,052,326 shares thereunder.

(3)

The LTIP was first approved by stockholders in 2004 and made 7,750,000 shares available for issuance. The LTIP was amended and restated in 2008, and further amended and restated in 2011. This plan provides for the granting of Performance Units, Performance Shares, restricted stock units, restricted stock, stock options (both “nonqualified” and “qualified”) and stock appreciation rights to participating employees as an incentive for performance. The price referenced in column (b) reflects the exercise prices of outstanding options based on the closing price of our common stock on the date of grant. The remaining outstanding awards under the LTIP, consisting of Performance Units, Performance Shares and restricted stock units (and their associated dividend equivalent rights, if any), have no exercise price and are therefore not taken into account in calculating the weighted-average exercise price. As of December 31, 2011, the number of Performance Units and Performance Shares granted, but not vested, was 2,114,078, the number of unvested restricted stock units was 475,250, the number of unvested dividend equivalent rights associated with restricted stock units was 4,299 and the number of vested but not exercised non-qualified stock options was 648,702.

MANAGEMENT OF COMPENSATION-RELATED RISK

In 2011, our internal audit group, which reports to the Audit Committee, conducted a pay risk assessment and determined that our compensation plans do not encourage excessive or unnecessary risk-taking, and are not reasonably likely to have a material adverse effect on the Company. The pay risk assessment confirmed that the compensation of our employees, including our officers, is well-aligned with sustainable stockholder value creation, rewards the long-term financial health and business performance of the Company, and encourages our officers to appropriately manage risk. The elements of the Company’s compensation program most relevant to the assessment findings were:

•

Equity incentive pay for key employees is tied to multi-year criteria that focus employees on sustainable stockholder value creation and encourage a long-term approach to business performance and risk management.

•	Our annual corporate performance goals encompass financial, customer and operational metrics to prevent focus on any single performance result.

•	Incentive pay awards are subject to caps, minimum performance thresholds and equity award sub-limits, which mitigate risk.

•	Officers are subject to equity ownership guidelines and retention requirements, which align their interests with stockholder interests and promote long-term stockholder value creation.

•	Severance and change in control programs are within market-competitive practice, and do not contain provisions that would encourage transactions that are not in the best interests of stockholders.

Management, the Compensation Committee and the Committee’s independent consultant, F. W. Cook & Co, Inc., reviewed and agreed with the results of the pay risk assessment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

As of close of business on February 15, 2012, our records and other information available to us indicate the following stockholders were beneficial owners of more than 5% of the outstanding shares of our common stock at December 31, 2011. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares shown.

Name and Address	Voting Authority		Total Shares Beneficially Owned		% of NVE Common Stock
	Shared	Sole	Shared	Sole
Alliance Bernstein L.P. (1)		14,720,674		19,224,774	8.1%
1345 Ave. of the Americas
New York, NY 10105-0302
BlackRock (2)		13,001,283		13,001,283	5.5%
40 East 52nd Street
New York, NY 10022
Franklin Resources, Inc. (3)		12,542,000		12,686,500	5.4%
One Franklin Parkway
San Mateo, CA, 94403

(1)	Form 13G filed February 14, 2012.
(2)	Form 13G filed February 13, 2012.
(3)	Form 13G filed February 8, 2012.

Stock Ownership of Directors and Executive Officers

The table below shows the number of shares of our common stock beneficially owned by our directors, director nominees, and executive officers as of February 15, 2012.

Name	Number of Shares Beneficially Owned (1)	Percent of Shares Beneficially Owned
Joseph B. Anderson	22,678
Glenn C. Christenson	92,354
Susan F. Clark (2)	20,354
Stephen E. Frank	21,352
Brian J. Kennedy (2)	28,468	No director or executive officer
Maureen T. Mullarkey	27,088	owns in excess of one percent
John F. O’Reilly (2)(3)	76,924
Philip G. Satre (2)	96,697
Donald D. Snyder (2)	33,924
Michael W. Yackira (4)(5)	489,436
Jeff L. Ceccarelli (4)	164,968
Paul J. Kaleta (4)	159,129
Anthony F. Sanchez, III (4)	65,240
Dilek L. Samil (4)	0

All directors and executive officers as a Group (18 persons) (2)(3)(4)	1,492,080	Directors and executive officers as a group do not own in excess of one percent

(1)	In general, “beneficial ownership” includes any shares over which a person has or shares voting or investing power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options. To our knowledge, unless otherwise indicated, all of the persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.
(2)	Includes shares that the directors have requested be deferred until their departure from the Board, as follows: Ms. Clark, 5,026 shares; Mr. Kennedy, 19,354 shares; Mr. O’Reilly, 42,120 shares; Mr. Satre, 57,262 shares; and Mr. Snyder, 29,924 shares.
(3)	Includes 8,043 shares of “phantom stock” representing the value of benefits under the terminated retirement plan for outside directors of Nevada Power Company, payable at the time of Mr. O’Reilly’s departure from the Board.
(4)	Includes shares issuable under the Long-Term Incentive Plan within 60 days of February 15, 2012, as follows: Mr. Yackira, 279,181 shares; Mr. Ceccarelli, 33,497 shares; Mr. Kaleta, 71,408 shares; Mr. Sanchez, 7,778 shares; Ms. Samil, 0 shares; and all other executive officers, 30,112 shares.
(5)	Includes an as-yet undetermined number of shares held in trust for the benefit of a former spouse pursuant to a domestic relations order.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require our directors and certain of our executive officers to file with the SEC reports of their holdings and transactions in our common stock. Based on our records and other information, we believe all required filings were made in a timely manner except: (a) on August 9, 2011, Mr. Satre purchased 7,500 shares of our common stock for which a Form 4 was not filed with the SEC until October 17, 2011; and (b) on June 1, 2010, Ms. Samil received a grant of 110,000 restricted stock units for which a Form 4 was not filed with the SEC until May 27, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The transactions and relationships described below were considered by our Board in reaching its determinations regarding the independence of certain of our directors under the NYSE listing standards. Also described below are any transactions with related persons that are required to be disclosed under applicable SEC rules. See page 9 of this proxy statement for a discussion of our Policy and Procedure Governing Related Party Transactions.

Independence Determinations

Nevada Cancer Institute

In 2008, NV Energy’s charitable foundation agreed to donate $1,000,000 to the Nevada Cancer Institute (a local non-profit research center) to be paid in five equal annual installments beginning in 2008. In 2011, at the Institute’s request, the foundation accelerated its final payment of the agreement. Our non-executive chairman, Mr. Satre, was a member of the board of directors of the Nevada Cancer Institute in 2008 and 2009.

Our Board reviewed the donation and determined, based on the particular facts and circumstances (including the size and nature of the donation and the fact that Mr. Satre did not receive any remuneration from the Nevada Cancer Institute) that the donation did not constitute a material relationship that would affect the independence of Mr. Satre. Mr. Satre abstained from the Board’s review and decision-making process.

The Smith Center for Performing Arts

In 2008, NV Energy’s charitable foundation agreed to donate $1,000,000 to the Las Vegas Performing Arts Center Foundation (now known as The Smith Center for the Performing Arts). The donation is to be paid in five equal annual installments beginning in 2008, and is to be used for construction of the performance venue also named The Smith Center for the Performing Arts. In addition, in 2011 our foundation agreed to donate $500,000 to be paid over five years commencing in 2012 to acquire a dedicated box in the building. One of our directors, Mr. Snyder, has served as chairman of the board of The Smith Center for the Performing Arts since 1996.

Our Board reviewed the donations and determined, based on the particular facts and circumstances (including the size and nature of the donations and the fact that Mr. Snyder does not receive any remuneration from The Smith Center) that the donations did not constitute a material relationship that would affect the independence of Mr. Snyder. Mr. Snyder abstained from the Board’s review and decision-making process.

University of Nevada, Las Vegas

In 2011, NV Energy’s charitable foundation made a $250,000 donation to the University of Nevada, Las Vegas (“UNLV”) to support the development of an undergraduate educational program in renewable energy resources. The Company also donated $50,000 for UNLV’s Science, Engineering & Technology building, and made $122,000 in miscellaneous other contributions in support of sponsorship, research, grant and scholarship programs. Lastly, in 2008 the Company entered into a contract with UNLV to gather energy efficiency data and demand side management services for a model community in Las Vegas named Villa Trieste. In 2011, the Company was paid $51,000 for Villa Trieste related services. Two of our directors, Mr. O’Reilly and Mr. Snyder, are among the 64 volunteer trustees of the UNLV Foundation, a charitable organization that raises private support for educational purposes relating to UNLV. Furthermore, in the fall 2010, Mr. Snyder was appointed Dean of the Harrah College of Hotel Administration at UNLV, a non-executive position.

Our Board reviewed the donations and Villa Trieste transaction and determined, based on the particular facts and circumstances (including the size and nature of the donations and transaction, the fact that Mr. O’Reilly and Mr. Snyder do not receive any remuneration from the UNLV Foundation, and the fact that Mr. Snyder’s position at UNLV is a non-executive position) that the donations and transaction did not constitute a material relationship that would affect the independence of Mr. O’Reilly or Mr. Snyder. Messrs. Snyder and O’Reilly abstained from the Board’s review and decision-making process.

Related Party Transaction

In July 2011, our chief executive officer, Mr. Yackira, became married to Renee Lequerica. Ms. Lequerica is a former employee of the Company who resigned in March 2011 and earned approximately $189,100 in base salary, incentive compensation and benefits during 2011 before she resigned. No amounts were paid to her after she became married to Mr. Yackira and became a “related person” within the meaning of applicable SEC rules.

Affiliate Transactions and Relationships

Employees of NV Energy, Inc., provide certain accounting, treasury, financial planning and administrative services to the utility subsidiaries, NPC and SPPC. The costs of those services are allocated between NPC and SPPC according to usage by each. During 2011, the cost for such services allocated to NPC was $6.7 million and the cost of such services allocated to SPPC was $2.8 million. Additionally, all of our officers are also officers of NPC and SPPC, and all three companies have the same members of their respective Boards.

NV Energy, Inc., files a consolidated federal income tax return for itself and its subsidiaries. Current income taxes are allocated based on each entity’s respective taxable income or loss and investment tax credits as if each subsidiary filed a separate return. We do not believe that any significant additional tax liability would be incurred by any one subsidiary on behalf of any other subsidiary. We could potentially incur certain tax liabilities as a result of the joint tax filing in the event of a change in applicable law or as a result of an audit.

As part of on-going cash management practices and operations, NV Energy, Inc. may enter into lending or borrowing arrangements with NPC and SPPC, subject to any applicable regulatory restrictions and restrictions under financing agreements.

OTHER ANNUAL MEETING INFORMATION

Householding

Banks, brokers and other nominee record holders will often engage in the practice of “householding” notices, proxy statements and annual reports, meaning only one copy is sent to multiple registered stockholders that share the same address, unless they have requested otherwise. You may request to subscribe or unsubscribe from “householding” practices by contacting our proxy distributor, Broadridge Financial Solutions, at 51 Mercedes Way, Edgewood, NY 11717, or by telephone at (800) 542-1061.

Hard Copy of Proxy Statement

You may request a hard copy of our proxy statement or our Annual Report to Stockholders by contacting Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717, or by telephone at (800) 579-1639.

Cost of Proxy Solicitation

The Company will bear the costs of solicitation of proxies. Banks and brokers will be requested to forward proxy soliciting material to the beneficial owners of shares of our common stock. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. Proxies may be solicited via e-mail, via personal interview, by telephone, by facsimile or electronic medium. Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, will assist the Company in the solicitation of proxies at an estimated cost of $9,000, plus expenses.

Annual Meeting Admission

Annual Meeting admission will be granted to registered stockholders with proper identification and one guest, as space is available. Admission also will be granted to beneficial owners having proper written evidence of ownership, and authorized representatives of absent stockholders having written evidence of such authorization.

Voting Matters

You may vote by proxy, or at the Annual Meeting in person. If you attend the Annual Meeting in person, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

If you vote by proxy, you may revoke your proxy at any time prior to voting at the Annual Meeting by giving written notice to the Corporate Secretary of the Company, by submitting a later-dated proxy, or by revoking it in person at the Annual Meeting. Your attendance at the Annual Meeting, in itself, will not revoke your proxy.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank or brokerage firm will provide you with information about voting. Many banks and brokerage firms offer the option of voting over the Internet or by telephone.

If your shares are held in “street name” and you wish to attend the Annual Meeting in person, in order to be admitted you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the Record Date. To be able to vote your shares held in “street name” at the Annual Meeting, you will need to bring a proxy card provided by your brokerage firm or bank.

Banks, brokers, or other nominees that hold shares in “street name” on behalf of a customer may vote only on certain “routine” Annual Meeting matters in the absence of instructions from the customer. Of the four matters before the meeting this year, only the ratification of the selection of the independent accounting firm is considered a routine matter that can be voted by a bank or brokerage firm absent customer instructions. For all remaining matters, the bank or broker may return blank voting instructions to us, resulting in a “non-vote” which will not have any effect with respect to those proposals.

Detailed voting instructions can be found on the Notice or e-mail sent on March 29, 2012, and they are also included in the proxy card at the end of this proxy statement.

Quorum

For business to be conducted at the Annual Meeting with respect to a particular matter, a quorum must be present for that particular matter. For each of the proposals described in this proxy statement, a quorum consists of the holders of a majority of the shares entitled to vote at the Annual Meeting, or at least 117,999,876 shares of our common stock.

Shares of common stock represented in person and proxy (including broker “non-votes” and shares that abstain or do not vote with respect to one or more matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. A share, once represented for any purpose at the Annual Meeting, is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting, unless (1) the stockholder attends solely to object to the procedural or substantive grounds for calling the Annual Meeting and does not vote the shares or otherwise consent to be deemed present, or (2) in the case of adjournment, a new record date is or will be set for that adjourned meeting.

Tabulation and Results

Abstentions and broker “non-votes” will not be counted as votes in favor of or against a proposal, and will also not be counted as votes cast or shares voting on such proposal. All votes will be tabulated by Broadridge Financial Solutions, the inspector of elections appointed for the meeting. Each share of common stock will be counted as one vote. We will report the voting results on a Form 8-K to be filed within four business days after the Annual Meeting.

Stockholder Proposals for the 2013 Annual Meeting

Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy materials

Stockholders of the Company may submit proposals on matters appropriate for stockholder action at meetings of the Company’s stockholders in accordance with Rule 14a-8 of the SEC. To be submitted for inclusion in next year’s proxy statement, stockholder proposals must satisfy all applicable requirements of Rule 14a-8 and be received at our principal executive offices no later than the close of business on Monday, November 26, 2012.

Requirements for stockholder proposals to be brought before the 2013 annual meeting

Our bylaws require that any stockholder proposal that is not submitted for inclusion in our proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2013 annual meeting of stockholders, must be received at our principal executive offices not later than 120 days prior to the first anniversary of the 2012 Annual Meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of our bylaws must be received no later than the close of business on Thursday, January 10, 2013.

Stockholder proposals should be sent to:

Corporate Secretary

NV Energy, Inc.

P.O. Box 98910

Las Vegas, NV 89151

Any proposal presented by a stockholder at the annual meeting for which the Company has not been provided with notice on or before January 10, 2013, may nevertheless be voted on pursuant to the discretionary authority granted to the persons named in the proxy solicited by the Board for that meeting.

OTHER MATTERS

We have no knowledge of any matters to be presented for action by the stockholders at the Annual Meeting other than as set forth herein. However, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment in the event that any additional matters should be presented.

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, as amended, the sections of the proxy statement entitled “Report of the Compensation Committee” and “Report of the Audit Committee” shall not be deemed to be “soliciting materials” or to be so incorporated, unless specifically otherwise provided in any such filing.

So that your shares may be represented if you do not plan to attend the Annual Meeting, please vote your shares by mail, the Internet or telephone.

On Behalf of the Board of Directors

PAUL J. KALETA

Corporate Secretary

NV Energy, Inc.

March 27, 2012

Exhibit A

NV Energy, Inc.

2003 Non-Employee Director Stock Plan

(as amended and restated)

1.	Purpose of the Plan

The purpose of the 2003 Non-Employee Director Stock Plan, as amended and restated, is to provide ownership of the Company’s Stock to non-employee members of the Board of Directors in order to improve the Company’s ability to attract and retain highly-qualified individuals to serve as directors of the Company; to provide competitive compensation for Board service and to strengthen the commonality of interest between directors and stockholders.

2.	Definitions

When used herein, the following terms shall have the respective meanings set forth below:

(a)        “Annual Retainer” means (i) the annual retainer payable to all Non-Employee Directors for Board service (exclusive of any committee fees or retainers, committee chairperson fees or retainers, meeting fees or expense reimbursements), and (ii) in the case of the Chairman of the Board, any additional annual retainer payable to the Chairman for service as such on the Board.

(b)        “Annual Meeting of Stockholders” means the annual meeting of stockholders of the Company at which directors of the Company are elected.

(c)        “Board” means the Board of Directors of the Company.

(d)        “Committee” means a committee whose members meet the requirements of Section 4(a) hereof, appointed or designated from time to time by the Board to administer the Plan.

(e)        “Common Stock” means the common stock, $1.00 par value, of the Company.

(f)        “Company” means NV Energy, Inc., a Nevada corporation, and any successor corporation.

(g)        “Employees” means any officer or employee of the Company or of any Subsidiary (whether or not such Subsidiary participates in the Plan).

(h)        “Non-Employee Director” or “Participant” means any person who is elected or appointed to the Board of Directors of any Participating Company and who is not an Employee.

(i)        “Participating Company” means the Company and any Subsidiary of the Company whose participation in the Plan has been approved by both the Company’s and such Subsidiary’s Board of Directors.

(j)        “Plan” means the Company’s 2003 Non-Employee Director Stock Plan as amended and restated herein, as it may be amended from time to time.

(k)        “Plan Year” means the period commencing on the effective date of the Plan and ending the next following December 31 and thereafter the calendar year.

(l)        “Stock Payment” means the combination of (x) the fixed portion of the Annual Retainer which the Board elects to pay to a Non-Employee Director in shares of Common Stock rather than cash for services rendered as a director of a Participating Company as provided in Section 6(b) hereof, and (y) that portion, if any, of a Participant’s Annual Retainer otherwise payable in cash which the Participant elects to receive in shares of Common Stock pursuant to an election described in Section 7 hereof.

(m)        “Subsidiary” means any corporation that is a “subsidiary corporation” of the Company, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.	Shares of Common Stock Subject to the Plan

Subject to adjustment as provided in Section 10 below, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is 1,400,000 shares. The Common Stock to be issued under the

Plan will be made available (a) from authorized but unissued shares of Common Stock, and the Company shall set aside and reserve for issuance under the Plan said number of shares, (b) from Treasury stock, or (c) through purchases made on the open market.

4.	Administration of the Plan

(a)        The Plan will be administered by the Committee, which will consist of three or more persons. Members of the Committee need not be members of the Board. The Company shall pay all costs of administration of the Plan.

(b)        Subject to the express provisions of the Plan, the Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions under the Plan. Without limiting the generality of the foregoing, the Committee shall have full power and authority (i) to determine all questions of fact that may arise under the Plan, (ii) to interpret the Plan, remedy any ambiguities or inconsistencies, and to make all other determinations necessary or advisable for the administration of the Plan, and (iii) to prescribe, amend, and rescind rules and regulations relating to the Plan, including, without limitation, any rules which the Committee determines are necessary or appropriate to ensure that the Company, each Participating Company and the Plan will be able to comply with all applicable provisions of any federal, state or local law, including securities laws. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote at a meeting of the Committee (at which members may participate by telephone) or by the unanimous written consent of its members. To the extent permitted by applicable law, the Board or Committee may delegate administrative or ministerial responsibilities for the Plan to third parties, including Employees.

(c)        Neither the Company, nor any other Participating Company, nor any representatives, employees or agents of any Participating Company, nor any member of the Board or the Committee will be liable for any damages resulting from any action or determination made by the Board or the Committee with respect to the Plan or any transaction arising under the Plan or any omission in connection with the Plan in the absence of willful misconduct or gross negligence.

5.	Participation in the Plan

(a)        All Non-Employee Directors shall participate in the Plan, subject to the conditions and limitations of the Plan, so long as they remain eligible to participate in the Plan.

(b)        No Non-Employee Director shall be eligible for a Stock Payment if, at the time said Stock Payment would otherwise be made (determined without regard to any election to defer receipt of a Stock Payment under Section 8), such Non-Employee Director owns (or is deemed to own) directly or indirectly, shares of Common Stock representing more than five percent of the total combined voting power of all classes of stock of the Company. The compensation, if any, of such directors shall be determined by the Board.

6.	Determination of Annual Retainers and Stock Payments

(a)        The Board shall determine the amount of the Annual Retainer for all Non-Employee Directors of the Company and all Participating Companies, which amount may change from time to time and which amount may vary among Participants. For avoidance of doubt, unless the Board provides otherwise in writing, no individual shall receive under this Plan an Annual Retainer from more than one Participating Company for the same Plan Year.

(b)        Each person who is a Non-Employee Director of one or more Participating Companies immediately following the date of the Annual Meeting of Stockholders shall receive a Stock Payment not later than thirty (30) days after the date of the Annual Meeting of Stockholders as a portion of the Annual Retainer payable to such director as provided in the Plan for serving in such capacities. The number of whole shares to be issued to each Participant as a Stock Payment under this Section 6(b) shall be determined by dividing $75,000 (or such other amount as the Board may specify in writing from time to time) by the applicable Market Price. The “Market Price” of Common Stock issued by the Company under this Section 6(b) of the Plan shall be the closing price of the Common Stock listed on the New York Stock Exchange on the date of the applicable Annual Meeting of Stockholders, or the closing price on the preceding trading day if the meeting is held on a date when the New York Stock Exchange is closed. Upon payment, the shares of Common Stock constituting Stock Payments shall be deposited into an account with the Company’s transfer agent (or credited to an account evidencing the Participant’s ownership of the stock in uncertificated form), or at the discretion of the Committee, deposited in a stock brokerage account, which will be registered as directed by the Participant. A statement evidencing the Stock Payment will be mailed to each Participant as soon as practicable following the respective Annual Meeting of Stockholders.

(c)        Subject to any election by a Participant to increase the amount of the Stock Payment as provided in Section 7, the cash portion of the Annual Retainer shall be paid to Non-Employee Directors in four (4) approximately equal quarterly installments on June 30th, September 30th, December 31st and March 31st next following such Annual Meeting of Stockholders (the “Quarterly Payment Dates”); provided, however, that in the sole discretion of the Committee the Company may pay such installment payments up to thirty (30) days before or thirty (30) days after such Quarterly Payment Dates, except that a Participant shall not have any right to designate the taxable year of payment. In the event that a Participant shall cease to serve as a Non-Employee Director prior to the next Annual Meeting of Stockholders, such Participant shall be entitled to retain any cash payments of the Annual Retainer made by the Company during the period beginning on the date of the Annual Meeting of Stockholders immediately preceding the Participant’s date of termination of service and ending on the date of the Participant’s termination of service, but the Participant shall not be entitled to any future cash payments of the Annual Retainer.

(d)        No Non-Employee Director shall be required to forfeit or otherwise return to the Company any shares of Common Stock issued to him or her as a Stock Payment pursuant to Section 6(b) of the Plan notwithstanding any change in status of such Non-Employee Director which renders him or her ineligible to continue as a Participant in the Plan. Any person who is a Non-Employee Director immediately following the date of the Annual Meeting of Stockholders shall be entitled to receive the Stock Payment described in Section 6(b) as a portion of the applicable Annual Retainer notwithstanding any change in status of such Non-Employee Director which renders such director ineligible to continue participation in the Plan prior to the shares of Common Stock being deposited in or otherwise credited to the Participant’s stock account.

7.	Election to Increase Amount of Stock Payment

(a)        In lieu of receiving the cash portion of his or her Annual Retainer, a Participant may make a written election to reduce the cash portion of such Annual Retainer by a specified dollar amount and have such amount applied to purchase additional shares of Common Stock at the same time as shares are purchased under Section 6(b) of the Plan. The number of whole shares of Common Stock to be issued to the Participant pursuant to any such election shall be determined by dividing the amount of cash elected to be paid in additional shares of Common Stock by the closing price of the Common Stock listed on the New York Stock Exchange on the date of the applicable Annual Meeting of Stockholders, or the closing price on the preceding trading day if the meeting is held on a date when the New York Stock Exchange is closed. The resulting number of shares of Common Stock shall be issued at the same time and in accordance with the same procedures as described in Section 6(b) of the Plan. The election shall be made on a form provided by the Committee and must be returned to Committee prior to the first day of the Plan Year to which the election relates. No Participant shall be allowed to change or revoke any election for the relevant year, but may change his or her election for any subsequent Plan Year.

(b)        Except as otherwise provided in writing by the Board prior to the issuance of a Stock Payment, any shares of Common Stock that a Participant elects to receive under this Section 7 of the Plan in lieu of the cash portion of the Participant’s Annual Retainer shall be nonforfeitable and subject to the provisions of Section 6(d) of the Plan.

8.	Election to Defer Receipt of Stock Payment

(a)        In lieu of receiving the Stock Payments described in Section 6(b) and Section 7 of this Plan following the date of the Annual Meeting of Stockholders, a Participant may make a written election to defer such receipt until he or she ceases to be a Non-Employee Director or until such other date(s) as shall be specified on the election form and approved by the Committee. The election shall be made on a form provided by the Committee and must be returned to the Committee prior to the first day of the Plan Year to which the election relates. No Participant shall be allowed to change or revoke any election for the relevant year, but may change his or her election for any subsequent Plan Year.

(b)        A Participant who has elected to defer the receipt of a Stock Payment described in Section 6(b) and/or Section 7 shall be deemed to have elected to receive Company stock units in lieu of such Stock Payments, the value of which shall be determined by reference to the closing price of the Common Stock listed on the New York Stock Exchange on the relevant date, or on the preceding trading day if the relevant date is a date when the New York Stock Exchange is closed. Such Company stock units shall be settled in shares of Common Stock on the payment date(s) specified in the Participant’s election. Prior to settlement, an electing Participant shall be an unsecured creditor of the Company with respect to the amount of the deferral and not a stockholder of the Company with respect to the shares of Common Stock which have been deferred. A Participant who has elected to defer the receipt of a Stock Payment shall not be entitled to cash dividends or the right to vote such shares prior to the time that shares are issued at settlement, but in the event of a change in the Company’s capitalization the Committee shall adjust the number of stock units in a manner consistent with Section 10. In addition, the Company shall credit to such Participant as additional compensation and not as a dividend the amount of any cash dividends which would have been paid to such Participant had he or she then been the owner of the shares of Common Stock which have been deferred. Any such dividend equivalents shall be paid to the Participant in cash with the next quarterly installment payment of the cash portion of the Annual Retainer that is paid (or would have been paid) on or after the date that the dividend equivalent is credited to the Participant (i.e. on the next June 30th, September 30th, December 31st and March 31st); provided, however, that in the sole discretion of the Committee, the Company may pay such dividend equivalents up to thirty (30) days before or thirty (30) days after such quarterly payment dates, except that a Participant shall not have any right to designate the taxable year of payment. Any shares of Common Stock that are issued in settlement of an election to defer receipt of a Stock Payment shall be subject to the provisions of Section 9 and 10 of this Plan.

(c)        A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee from time to time may prescribe) to receive, in the event of the death of such Participant, undelivered shares of Common Stock. A Participant may from time to time revoke or change any such designation of beneficiary. Any designation or beneficiary under the Plan shall be controlling; provided, however, that if the Committee shall be in doubt as to the right of such beneficiary to receive any such shares, the same may be delivered to the legal representatives of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

(d)        This Plan is intended to comply with and be interpreted in accordance with Section 409A of the Code and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Each payment in any series of payments that is provided to a Participant pursuant this Plan will be deemed to be a separate payment for purposes of Section 409A. If any amounts payable under this Plan upon a termination of service are determined by the Company to constitute “nonqualified deferred compensation” for purposes of Section 409A (after taking into account the short-term deferral exception under Section 409A which is hereby incorporated by reference), such amounts shall not be paid unless and until the Participant’s termination of service also constitutes a “separation from service” from the Company for purposes of Section 409A.

9.	Stockholder Rights

Non-Employee Directors shall not be deemed for any purpose to be or have rights as stockholders of the Company with respect to any shares of Common Stock until the date of issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). Except as provided in Section 10, no adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such shares are issued.

10.	Adjustment for Changes in Capitalization

If the outstanding shares of Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination of shares, rights offering, distribution of assets or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock, the maximum number of shares and/or the kind of shares that may be issued under the Plan shall be appropriately adjusted by the Committee. Any determination by the Committee as to any such adjustment will be final, binding, and conclusive. The maximum number of shares issuable under the Plan as a result of any such adjustment shall be rounded down to the nearest whole share.

11.	Continuation of Director or Other Status

Nothing in the Plan or in any instrument executed pursuant to the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the Company or any other Participating Company, as the case may be, will retain a Non-Employee Director as a director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any Participant any legal or other right to continue as a director or in any other capacity, or as limiting, interfering with or otherwise affecting the right of a Participating Company to terminate a Participant in his or her capacity as a director or otherwise at any time for any reason, with or without cause, and without regard to the effect that such termination might have upon him or her as a Participant under the Plan.

12.	Compliance With Government Regulations

Neither the Plan nor the Company shall be obligated to issue or deliver any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules, and regulations, by any regulatory agencies, or by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to any issuance or delivery of shares of Common Stock pursuant to the Plan, the Board or the Committee may require a Participant to take any such action and to make any such covenants, agreements and representations as the Board or the Committee, as the case may be, in its discretion deems necessary or advisable to ensure compliance with such requirements. The Company shall in no event be obligated to register the shares of Common Stock issued or issuable under the Plan pursuant to the Securities Act of 1933, as now or hereafter amended, or to qualify or register such shares under any securities laws of any state upon their issuance under the Plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the Plan or any subsequent offer, sale or other transfer of such shares to comply with any such law, regulation or requirement. Participants shall be responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act of 1933, as amended (unless an exemption therefrom is available), or with the provisions of Rule 144 promulgated thereunder, if available, or any successor provisions.

13.	Nontransferability of Rights

No Participant shall have the right to assign the right to receive any Annual Retainer, Stock Payment or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such Annual Retainer, Stock Payment (prior to the shares of stock being deposited to the Participant’s stock account) or any such right or interest.

14.	Amendment of Termination of Plan

(a)        The Board will have the power, in its discretion, to amend, suspend or terminate the Plan at any time. No such amendment will, without approval of the stockholders of the Company, change the Plan in any way which, under the applicable rules or requirements of any stock exchange upon which the Common Stock is then listed, would require the prior approval of the Company’s stockholders.

(b)        No amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair, or adversely affect any right or obligations under any Stock Payment previously granted under the Plan to such Participant, unless such amendment, suspension or termination is required by applicable law.

(c)        Notwithstanding the foregoing, the Board may, without further action by the stockholders of the Company, amend the Plan or modify Stock Payments under the Plan (i) in response to changes in securities or other laws, or rules, regulations or regulatory interpretations thereof, applicable to the Plan, or (ii) to comply with stock exchange rules or requirements.

15.	Governing Law

The laws of the State of Nevada shall govern and control the interpretation and application of the terms of the Plan.

16.	Effective Date; Duration of the Plan; Successors

This Plan, as amended and restated, will become effective upon (a) adoption by the Board, and (b) approval by a majority of the votes cast with respect to such matter at a duly held meeting of the stockholders of the Company. Unless previously terminated by the Board, the Plan will terminate on December 31, 2022. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of an acquisition, merger or consolidation or of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company.

Exhibit B

Detailed STIP Results 2011

Financial Performance

In 2011, the Company continued to focus on financial efficiency and made “Assure Investment & Spending Diligence” a main focus of its short-term incentive program. The Financial Performance objectives are geared toward budget discipline, reductions in cost and earned returns as outlined in the table below:

Financial Performance	Weight %	2011 Commitment	2011 Actual	Off Target 0.0	Below Target 1.0	On Target 2.0	Above Target 3.0	Well Above Target 4.0

“Assure Investment & Spending Diligence”
(1) Total Non-Fuel O&M v. MWh Sold ($/MWh)	35%	$16.56	$16.11	102%	101%	100%	99%	98%

This measure compares budgeted O&M spending to the number of megawatt hours (MWh) sold. Targets were based upon forecasted O&M expenditures and energy demand for 2011 and calculated based upon total non-fuel O&M expenditures divided by MWh sold.

Purpose: Sound O&M discipline provides a controllable opportunity for the Company to improve its cost structure. O&M accounts for roughly 15% of Company revenues, second only to fuel and purchased power expenses (60%). By linking non-fuel O&M expenditures to the amount of energy demanded, O&M spending is directly aligned to our cost to do business, which the Company deems a good measure of O&M discipline, benefitting both our customers and stockholders.

								4.00
(2) Capital Budget v. Actual	30%	$476,646	$443,847	105.0%	102.5%	100%	97.5%	95%
Purpose: Capital expenditures represent a significant portion of the Company’s overall budget. Measuring our ability to come in at or under budget on our capital expenditures is good budget discipline and critical to the success and improvement of the Company’s performance.								4.00
(3) EPS Forecast v. Actual	35%	100% of EPS Forecast	82%	95.0%	97.5%	100%	105.0%	110.0%
This measure compares forecasted Earnings Per Share (EPS) at the start of the compensation year against the actual Earnings Per Share at year end. The target is based on forecasted earnings created through the use of the corporate earnings model, which considers corporate budgets, current rates and forecasted revenues, among other things. Purpose: Earnings per Share (EPS) is considered by many investors to be an important metric to use when evaluating a stock. Internally, the Company is equally focused on improving this metric as a measure of financial performance of the Company.				0.00
			2011 FINANCIAL PERFORMANCE SCORE					2.60

Customer Performance

In 2011, the Company also continued to focus on customer service and “Build Strong Customer Relations” as a measure of Company performance. The Utilities recover investments and costs through a ratemaking process under regulatory oversight of the PUCN and must demonstrate that those costs are beneficial to the Utilities’ customers. As a result, the Company believes that it is essential that our compensation program include significant features that take into account our customers’ interests. The 2011 Customer Performance objective considered customer satisfaction for services rendered by the Company to its main customer classes (i.e., residential customers, small/medium commercial customers, and major account customers).

Customer Performance	Weight %	2011 Commitment	2011 Actual	Off Target 0.0	Below Target 1.0	On Target 2.0	Above Target 3.0	Well Above Target 4.0

“Build Strong Customer Relationships”
NV Energy Customer Perception	100%	70.0%	71.5%	64.0%	67.0%	70.0%	72.3%	75.3%

This measure represents the percentage of survey respondents that give a satisfactory score on their overall satisfaction with the Company. Customer Perception was measured by an outside firm, Market Strategies International, which selected a statistically significant sample of residential, commercial and major account customers and asked them to rate how they feel about NVE on a scale of zero to ten (with zero being the least favorable and ten being the most favorable). A score of less than 6.4 is considered unsatisfactory to the company and “off target.” The targets were set considering historical performance and various economic factors including rate filings and unemployment rates.

						2.65

Purpose: Overall customer satisfaction is a direct measure of a customer’s experience with our Company. Through this metric, many of our employees are encouraged to impact customer satisfaction in their daily employment at the Company.

2011 CUSTOMER PERFORMANCE SCORE								2.65

Operational Performance

Finally, the Company used “Achieve Operational Excellence and Deliver Sustainable Energy” as the main focus for its Operational Performance metrics. The operational excellence metric has a strong focus on reliability, safety and compliance, each critical to effectively operate a regulated utility business. The metrics are similar for management employees (including our Named Executive Officers) and our collective Bargaining Unit employees, except for some minor variations.

Operational Performance	Weight %	2011 Commitment	2011 Actual	Off Target 0.0	Below Target 1.0	On Target 2.0	Above Target 3.0	Well Above Target 4.0

“Achieve Operational Excellence and Deliver Sustainable Energy”
(1) Safety: OSHA Recordable Incident Rate	45%	2.70	2.71	3.38	3.04	2.70	2.36	2.03
This measure includes the Occupational Safety and Health Administration (OSHA) incidence rate. This measure is a core business metric in our industry. It allows us to benchmark our safety performance against our peer utilities.						1.97
Purpose: To promote safe operations and minimize OSHA recordable injuries.
(2) Reliability Performance Metrics
(a) SAIDI (System Average Interruption Duration Index)	15%	0.91	0.795	120%	110%	100%	95%	90%
This metric expresses the amount of time that our average customer is without service over a specific period of time. It is calculated as the total net customer outage hours divided by the average number of customers served.								4.00

Purpose: This is a core business metric in our industry that allows us to measure the reliability of our electric system and allows us to measure operational performance relative to our peers and promote reliability and to minimize time of customer outages.

(b) SAIFI (System Average Interruption Frequency Index)	15%	.58	.510	120%	110%	100%	95%	90%
This metric measures the number of sustained outages the average customer has experienced over a specific period. It is calculated as the total net accumulated customer interruptions divided by the average number of customers served. SAIFI is measured in units of interruptions per customer.								4.00

Purpose: This is a core business metric in our industry that allows us to measure the reliability of our electric system. This metric promotes reliability by striving to minimize the number of accumulated customer interruptions.

(c) EFORd (Equivalent Demand Forced Outage Rate)	15%	5.40	5.54	150%	125%	100%	90%	80%
This metric measures the percentage of time in calendar year 2011 that our generating units are off line due to an uncontrolled and unscheduled outage. (Forced outage events for units with low run time due to high reserved shut down were excluded).						1.90
Purpose: This metric was selected as a reliability indicator of the generation fleet performance. It promotes reliability by minimizing forced outages at NPC and SPPC’s electric generating stations.
3) Compliance
(a) No major Notices of Violation (NOV) and no more than two minor NOV	5%			N/A	N/A	0 NOV and no more than 2 minor NOVs	N/A	N/A
Purpose: This metric was selected to promote continuous environmental compliance and investment.						2.00
(b) Renewable Portfolio Standard	5%			N/A	N/A	Met 2011 RPS	N/A	N/A
Purpose: This metric was selected to promote and reward compliance with NVE’s increasing Renewable Portfolio Standard and avoid fines and penalties imposed otherwise.						2.00
2011 OPERATIONAL PERFORMANCE SCORE								2.57

2012 Annual Meeting of Stockholders

Sierra Plaza

6100 Neil Road ■ Reno, Nevada 89511

395
80
Martin Luther King Jr. Memorial Hwy.
N. Virginia St.
N. McCarran Blvd.
Rock Blvd.
Pyramid Way
Prater Way
E. Prater Way
E. 4th St.
W. 4th St.
Truckee River
Greg St.
E. Greg St.
S. Virginia St.
McCarran Blvd.
W. Plumb Ln.
E. Plumb Ln.
Terminal Way
Reno-Tahoe International Airport
S. Rock Blvd.
S. McCarran Blvd.
N
E
W
S
Skyline Blvd.
W. Moana Ln.
Lakeside Dr.
Airway Dr.
E. Peckham Ln.
Longley Ln.
S. McCarran Blvd.
Delucchi Ln.
Neil Rd.
NV Energy Sierra Plaza
Campus Way
Double R Blvd.
W. Huffaker Ln.

NV ENERGY, INC.

ATTN: SHAREHOLDER RELATIONS

MAIL STATION 51 P.O. BOX 98910

LAS VEGAS, NV 89151 VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by NV Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43196-P19413 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

NV ENERGY, INC.

The Board recommends that you vote for each of the director

nominees in Proposal 1, and in favor of Proposals 2, 3 and 4.

Vote on Directors NV Energy, Inc.

1. To elect as director 10 nominees named in the proxystatement to serve one-year terms and until theirsuccessors are elected and qualified.

For Against Abstain

The persons listed below have been nominated.

1a. Joseph B. Anderson, Jr.

For Against Abstain

1b. Glenn C. Christenson

1g. John F. O’Reilly

1c. Susan F. Clark

1h. Philip G. Satre

1d. Stephen E. Frank

1i. Donald D. Snyder

1e. Brian J. Kennedy

1j. Michael W. Yackira

1f. Maureen T. Mullarkey

Vote on Proposals NV Energy, Inc.

For Against Abstain

2. To approve our executive compensation on an

advisory basis.

3. To approve amendment and restatement of our

Non-Employee Director Stock Plan.

For address changes and/or comments, please check this box and write them

4. To ratify the appointment of Deloitte & Touche LLP as

on the back where indicated.

our independent registered public accounting firm for

fiscal year 2012.

Please indicate if you plan to attend this meeting.

NOTE: With discretionary authority to vote upon such other

Yes No

business as may properly come before the meeting.

Please sign below exactly as your name appears on this card including the title “Executor,” “Trustee,” etc., if the same is indicated. When stock is held by a corporation, this proxy should be executed by an authorized officer thereof.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Your vote is important. Please vote immediately.

You may also vote the shares over the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares over the Internet or by telephone, please do not mail your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

M43197-P19413

NV ENERGY, INC.

ANNUAL MEETING OF STOCKHOLDERS—MAY 10, 2012

The undersigned,revoking all prior proxies, hereby appoints Paul Kaleta and Dilek Samil, or either of them, each with full power of substitution, proxies to vote all shares of Common Stock of NV Energy, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the NV Energy office, 6100 Neil Road, Reno, NV 89511, on Thursday, May 10, 2012, at 8:00 a.m., Pacific Time, and at any and all adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3, AND 4.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side